Exhibit 10.6

CREDIT AGREEMENT

dated as of

November 20, 2012,

among

CYRUSONE INC.,

as the Parent,

CYRUSONE LP,

as the Borrower,

The LENDERS Party Hereto

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

DEUTSCHE BANK SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC., KEYBANC CAPITAL MARKETS INC.,

TD SECURITIES (USA) LLC and J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Book-Running Managers

COBANK, ACB AND AMEGY BANK NATIONAL ASSOCIATION,

as Senior Managing Agents

SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.05	—	Mortgaged Properties
Schedule 3.11A	—	Subsidiaries and Joint Ventures
Schedule 3.11B	—	Ownership by Permitted Holder; Disqualified Equity Interests
Schedule 3.12	—	Insurance
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Existing Restrictions
EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of Interest Election Request
Exhibit F	—	Form of Perfection Certificate
Exhibit G	—	Form of Supplemental Perfection Certificate
Exhibit H	—	Form of Solvency Certificate
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J	—	Form of SNDA
Exhibit K	—	Form of Letter of Credit Request

CREDIT AGREEMENT dated as of November 20, 2012 (this “Agreement”), among CYRUSONE Inc., a Maryland corporation, CYRUSONE LP, a Maryland limited partnership, the LENDERS party hereto and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Funds from Operations” means, for any period, an amount equal to Funds from Operations for such period, excluding, to the extent included in Funds from Operations, non-real estate depreciation and amortization, straight-line revenue, non-cash stock based compensation, gain or loss on derivative instruments, acquisition of service agreements, below market lease amortization net of above market lease amortization, amortization and early write-off of unamortized loan costs, gains and losses from debt extinguishment, asset impairments and other non-recurring non-cash gains or losses.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically on a prospective basis as to all LIBO Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Deutsche Bank Trust Company Americas, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the sum of the Commitments of all the Lenders.

“Aggregate Exposure” means the sum of the Exposures of all the Lenders.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means (a) until the date of delivery of a Compliance Certificate pursuant to Section 5.01(c) for the fiscal quarter ending March 31, 2013, a percentage per annum equal to (i) in the case of Revolving Loans maintained (A) as ABR Loans, 2.50%, and (B) as Eurocurrency Loans, 3.50%, and (ii) in the case of Swingline Loans, 2.50%, and (b) from and including the date of delivery of a Compliance Certificate pursuant to Section 5.01(c) for the fiscal quarter ending March 31, 2013, the applicable rate per annum set forth below based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c):

Pricing Level	Total Net Leverage Ratio	Revolving Loan LIBOR Margin	Revolving Loan and Swingline Loan ABR Margin

I	Greater than 5.00:1.0	3.75%	2.75%

II	Less than or equal to 5.00:1.0 but greater than or equal to 4.00:1.0	3.50%	2.50%

III	Less than 4.00:1.0	3.25%	2.25%

If the Parent shall have failed to deliver a Compliance Certificate pursuant to Section 5.01(c) for any fiscal period ending after December 31, 2012, the Applicable Margin shall be based on Pricing Level I during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof. Notwithstanding anything to the contrary contained above in this definition, the Applicable Margin shall be based on Pricing Level I at all times when an Event of Default under paragraph (a), (b), (h) or (i) of Article VII has occurred and is continuing

Notwithstanding anything to the contrary in this Agreement, if the Parent subsequently determines that the Total Net Leverage Ratio set forth in any previous Compliance Certificate was, at the time of such delivery, incorrect for any reason and, as a result thereof, the Applicable Margin for any such quarter was deemed to be less than that which would have been applicable had the Total Net Leverage Ratio for such fiscal quarter been set forth correctly therein, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, within five Business Days following the date of such determination, the difference between the interest and/or fees theretofore paid by the Borrower for such quarter pursuant to Sections 2.11(b) and 2.12 and the interest and/or fees that would have been owed by the Borrower were the Applicable Margin based on the correct Total Net Leverage Ratio for such quarter (it being understood that no Default or Event of Default will be deemed to have occurred as the result of any such prior underpayment of interest or fees, so long as any payment required to be made by the Borrower as provided above has been made in accordance with the requirements provided above).

“Applicable Percentage” means, at any time, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure or Swingline Exposure made pursuant to paragraph (a)(iv) of Section 2.19. If all the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Deutsche Bank Securities Inc., Citigroup Global Markets Inc., KeyBanc Capital Markets Inc., TD Securities (USA) LLC and J.P. Morgan Securities LLC, each in its capacity as a joint lead arranger and a joint book-running manager for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means CyrusOne LP, a Maryland limited partnership.

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close or remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty; provided that for purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Effective Date. For purposes of Section 6.02 (but not otherwise), a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Value” means, at any time of determination, (a) with respect to any Stabilized Property owned by the Parent or any of its consolidated Subsidiaries, an amount equal to (x) the Net Operating Income from such Stabilized Property for the preceding fiscal quarter multiplied by four, divided by (y) 9.25% and (b) with respect to any Stabilized Property in which the Parent or any of its consolidated Subsidiaries holds a leasehold interest, an amount equal to (x) the Net Operating Income from such Stabilized Property for the preceding fiscal quarter multiplied by four, divided by (y) 11.0%.

“CapLease/PMSI Debt Cap” has the meaning set forth in Section 6.01(a)(vi).

“Cash Consideration” means, in respect of any sale, transfer, lease or other disposition or exclusive license by the Parent, the Borrower or any other Subsidiary, (a) cash or Permitted Investments received by it in consideration of such sale, transfer, lease or other disposition or exclusive license, (b) any liabilities (as shown on the most recent balance sheet of the Parent provided hereunder or in the footnotes thereto) of the Parent, the Borrower or such other Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition or exclusive license and for which the Parent, the Borrower and all of the other Subsidiaries shall have been validly released by all applicable creditors in writing, and (c) any securities received by the Parent, the Borrower or such other Subsidiary from such transferee that are converted by the Parent, the Borrower or such other Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 90 days following the closing of the applicable sale, transfer, lease or other disposition or exclusive license.

“Cash Management Bank” means any Person that at the time it provides any Cash Management Services (a) was, at the time of entry into the agreement to provide such Cash Management Services, the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender or (b) is otherwise approved by the Administrative Agent (acting reasonably).

“Cash Management Obligations” means obligations owed by the Parent, the Borrower or any other Subsidiary to any Cash Management Bank for the provision of Cash Management Services pursuant to an agreement governing Cash Management Services.

“Cash Management Services” means (a) cash management services, including treasury, depository, overdraft, electronic funds transfer and other cash management arrangements and (b) commercial credit card and merchant card services.

“CBI” means Cincinnati Bell Inc., an Ohio corporation.

“CBI Credit Agreement” means the Credit Agreement dated as of November 20, 2012, among CBI, certain subsidiaries of CBI from time to time party thereto as Guarantors, Bank of America, N.A., as Administrative Agent, and the lenders from time to time party thereto.

“CBI Indentures” means, collectively, (a) the Indenture dated July 1, 1993, between CBI, as issuer, and The Bank of New York, as trustee, in respect of CBI’s 7 1/4% Notes due June 15, 2023, (b) the Indenture dated as of February 16, 2005, by and among CBI, as issuer, the guarantors party thereto and the Bank of New York, as trustee, in respect of CBI’s 7% Senior Notes due 2015, (c) the Indenture dated as of October 5, 2009, by and among CBI, as issuer, the guarantors party thereto and The Bank of New York Mellon, as trustee, in respect of CBI’s 8 1/4% Senior Notes due 2017, (d) the Indenture dated as of March 15, 2010, by and among CBI, as issuer, the subsidiaries of CBI party thereto as guarantors, and The Bank of New York Mellon, as trustee, in respect of CBI 8 3/4% Senior Subordinated Notes due 2018 and (e) Indenture dated as of October 13, 2010, by and among CBI, as issuer, the subsidiaries of CBI party thereto as guarantors and The Bank of New York Mellon, as trustee, in respect of CBI’s 8 3/8% Senior Notes due 2020.

“CFC” means each Person that is a “controlled foreign corporation” for purposes of the Code.

“Change in Control” means (a) prior to the IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by Persons other than the Permitted Holder, of Equity Interests in the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; (b) after the IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Holder, of Equity Interests in the Parent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Parent; (c) persons who were (i) directors of the Parent on the Effective Date, (ii) nominated by the board of directors of the Parent or (iii) appointed by directors who were directors of the Parent on the Effective Date or were nominated as provided in clause (ii) above, in each case other than any Person whose initial nomination or appointment occurred as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors on the board of directors of the Parent (other than any such solicitation made by such board of directors), ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Parent; (d) the occurrence of a “Change in Control” as defined in the Senior Notes Documents or any “change in control” (or similar event, however denominated) under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of or otherwise relating to any Material Indebtedness of the Parent, the Borrower or any other Subsidiary; (e) the Parent shall cease to own 100% of the issued and outstanding Equity Interests in the General Partner; or (f) the General Partner shall cease to be the sole general partner of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans or Swingline Loans made pursuant to Commitments established on the Effective Date or pursuant to a Commitment established under Section 2.21 and designated as a new “Class” hereunder or (b) any Commitment, refers to whether such Commitment is a Commitment established on the Effective Date or a Commitment established under Section 2.21 and designated as a new “Class” hereunder.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Parent, the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit C, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Parent, the Borrower and each other Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date (including as a result of the acquisition or formation thereof), a supplement to the Collateral Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, together with, in the case of any such acquisition of a Designated Subsidiary pursuant to a Material Acquisition and to the extent reasonably requested by the Administrative Agent, documents and opinions of the type referred to in paragraphs (b) and (d) of Section 4.01 with respect to such Designated Subsidiary;

(b) all Equity Interests in any Subsidiary directly owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement to the extent required thereby (provided that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests in any CFC or Pass-Through Foreign Holdco), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests in certificated form, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) all Indebtedness of the Parent, the Borrower and each other Subsidiary and (ii) all Indebtedness of any other Person in a principal amount of $10,000,000 or more (other than Permitted Investments) that, in each case, is owing to any Loan Party shall be evidenced by a promissory note (which, in the case of intercompany Indebtedness of the Parent, the Borrower and each other Subsidiary, may be a master note representing Indebtedness outstanding from time to time between the parties thereto), and shall have been pledged pursuant to the Collateral Agreement to the extent required thereby, and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) subject to Section 5.15, all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) subject to Section 5.15, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and to the extent applicable to the relevant jurisdiction, (iii) if any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, (iv) such existing appraisals as the Administrative Agent may request with respect to any such Mortgage or Mortgaged Property and (v) such surveys, abstracts and legal opinions and other documents (other than appraisals) as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; it being agreed that a new survey of a Mortgaged Property shall not be required if there is an existing survey of such Mortgaged Property which is sufficient to cause the title insurance company to issue a title insurance policy without the standard survey exception and to provide the endorsements reasonably requested by the Administrative Agent; and

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; provided that, in the case of any Mortgaged Property, the Parent, the Borrower and the Subsidiaries shall only be required to use commercially reasonable efforts to obtain any required consents of any customer or, in the case of leasehold interests, the landlord, to the mortgage thereof (it being understood and agreed that the use of commercially reasonable efforts shall not require any economic or other material concessions to landlords or customers).

Notwithstanding the foregoing or anything in this Agreement or any other Loan Document to the contrary, (a) the provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if the Administrative Agent, in consultation with the Parent and the Borrower, reasonably determines in writing that the cost or other adverse impacts on the Parent, the Borrower or the other Subsidiaries of creating, perfecting or maintaining such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Parent and the Subsidiaries), shall be excessive in view of the benefits to be afforded to the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Effective Date and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts or commodities accounts, (d) in no event shall the delivery of landlord lien waivers, estoppels, collateral access letters or any similar agreement or document be required, (e) in no event shall the Borrower or any other Subsidiary be required to deliver any documents or take any perfection steps required or governed by the laws of any non-U.S. jurisdiction, including the delivery of non-U.S. law pledge or charge agreements, non-U.S. law agreements or filings with respect to Intellectual Property or non-U.S. law security assignments or other non-U.S. agreements or filings, and (f) if reasonably requested by the Borrower, the Administrative Agent, on behalf of itself and the other Secured Parties, shall enter into an SNDA with respect to any Mortgaged Property (whether fee owned or a leasehold interest); provided that the Administrative Agent may in its sole discretion elect in any given case not to enter into an SNDA, in which case no Mortgage shall be required with respect to such property. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot reasonably be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed or increased its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments on the Effective Date is $225,000,000. For purposes of the definition of “Class”, “Extension Permitted Amendment” and “Maturity Date” and Sections 2.17 and 2.21, the term “Commitment” may include, where appropriate, reference to a commitment established (or to be established) under Section 2.21 and designated as a new “Class” in connection with a given Extension Permitted Amendment.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Consolidated EBITDA” means, with respect to any period, an amount equal to the EBITDA of the Parent and its consolidated Subsidiaries for such period determined on a consolidated basis.

Notwithstanding the foregoing, for purposes of calculating the Senior Secured Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio and the Total Net Leverage Ratio, Consolidated EBITDA shall be deemed to be (i) $29,600,000 for the fiscal quarter ended September 30, 2012, (ii) $29,600,000 for the fiscal quarter ended June 30, 2012, and (iii) $29,600,000 for the fiscal quarter ended March 31, 2012.

“Consolidated Fixed Charge Coverage Ratio” means, in respect of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA to (b) Consolidated Fixed Charges, for such period.

“Consolidated Fixed Charges” means, for any fiscal period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of the Parent and its consolidated Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all dividends and other distributions paid during such period on Equity Interests (other than on shares of common or ordinary capital stock or partnership interests, or other Equity Interests that are not Disqualified Equity Interests) issued by the Parent or any of the consolidated Subsidiaries of the Parent (other than to the Parent or any Subsidiary). Notwithstanding the foregoing, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Fixed Charges shall be deemed to be (i) $11,000,000 for the fiscal quarter ended September 30, 2012, (ii) $10,500,000 for the fiscal quarter ended June 30, 2012, and (iii) $10,500,000 for the fiscal quarter ended March 31, 2012.

“Consolidated Indebtedness” means all Indebtedness of the Parent, the Borrower and the other Subsidiaries that would appear on a consolidated balance sheet of the Parent prepared in accordance with GAAP; provided, that Consolidated Indebtedness shall not include the aggregate principal amount of any Indebtedness to be Refinanced with the net cash proceeds of Refinancing Indebtedness permitted to be incurred under this Agreement after the date of incurrence of such Refinancing Indebtedness but prior to the date on which such net cash proceeds are actually applied to Refinance such Indebtedness, if (i) the Parent, the Borrower or any other Subsidiary that is an obligor in respect of such Indebtedness being Refinanced has delivered an irrevocable notice of repayment or redemption or other similar notice pursuant to the terms of the indenture or other agreement or instrument governing such Indebtedness being Refinanced indicating that such repayment or redemption shall occur no later than 61 days following such delivery, (ii) the proceeds of such Refinancing Indebtedness are applied to make such repayment or redemption no later than 61 days following the date of the incurrence thereof and (iii) if required by such indenture or other agreement or instrument as a result of such notice, cash in an amount equal to the aggregate principal amount of such Indebtedness being Refinanced (or in such other amount as required) (such amount, “Unapplied Proceeds”) has been deposited or escrowed with, or otherwise made subject to the dominion of, the trustee, agent or other representative of the obligees under such Indebtedness being Refinanced. Any Unapplied Proceeds shall not, for the purposes of calculating Senior Secured Net Debt, Total Net Debt and Gross Asset Value under this Agreement, be considered to be Unrestricted for so long as the Indebtedness being Refinanced is not included in the determination of Consolidated Indebtedness.

“Consolidated Interest Expense” means, for any period, without duplication, total Interest Expense of the Parent and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP for such period.

“Consolidated Net Income” means, for any Person for any period, the net income or loss of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP but without giving effect to deductions for non-controlling or minority interests; provided that in calculating Consolidated Net Income of the Parent and its Subsidiaries there shall be excluded (a) the income of any Person that is not a Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Parent or, subject to clauses (b) and (c) below, any other Subsidiary during such period (and, for the avoidance of doubt, the amount of such cash dividends and other distributions will be included in calculating Consolidated Net Income), (b) the income of, and any amounts referred to in clause (a) above paid to, any Subsidiary (other than a Subsidiary Loan Party) to the extent that, on the date of determination, the declaration or payment of cash dividends or similar cash distributions by such Subsidiary is not permitted without any prior approval of any Governmental Authority that has not been obtained or is not permitted by the operation of the terms of the organizational documents of such Subsidiary, any agreement or other instrument binding upon the Parent or any Subsidiary or any law applicable to the Parent or any Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions has been legally and effectively waived, and (c) any amounts referred to in clause (a) above paid to, any Subsidiary that is not wholly owned by the Parent to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such Subsidiary.

“Construction in Process” means, at any time, the aggregate amount of costs incurred for any build-outs, redevelopment, construction, or tenant improvements of a Property on or prior to the last day of the fiscal quarter then most recently ended that have been capitalized to and are reflected on the balance sheet of the Parent as of the end of such fiscal quarter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Data Center Predecessor” means the business comprised of the historical data center activities and other holdings of CBI and its subsidiaries and contributed to the Borrower pursuant to the Formation Transactions.

“Data Center Property” means any asset that operates or is intended to operate, at least in part, as a telecommunications infrastructure building or an information technology infrastructure building.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject to any Bankruptcy Event, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity form the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Designated Subsidiary” means (a) the Borrower, (b) the General Partner and (c) each wholly-owned Domestic Subsidiary of the Borrower other than (i) any Subsidiary that is a CFC, (ii) any Subsidiary that is a Pass-Through Foreign Holdco, (iii) any Subsidiary of a CFC or Pass-Through Foreign Holdco, (iv) any Subsidiary that is not a Material Subsidiary, (v) any Subsidiary the Guarantee by which of the Secured Obligations would require one or more Governmental Approvals which have not been obtained and (vi) any Subsidiary that is prohibited by applicable law from becoming a Loan Party. The term “Designated Subsidiary” shall also include any Subsidiary designated as such pursuant to Section 5.03(b).

“Designation” means the designation of the Parent and its Subsidiaries as “unrestricted subsidiaries” (or the equivalent) of CBI pursuant to, and in accordance with the requirements of, the CBI Credit Agreement and the CBI Indentures.

“Development Property” means Property owned, acquired or leased by the Parent or any of its consolidated Subsidiaries for which the Parent or such Subsidiary has obtained the necessary permits (including a building permit to permit construction) and on which the Parent or such Subsidiary is actively pursuing construction and for which construction is proceeding to completion without undue delay from permit delay or denial, construction delays or otherwise, all pursuant to the ordinary course of business of the Parent or such Subsidiary. Notwithstanding the foregoing, any such Property will no longer be considered to be a Development Property at the earlier of (i) the date on which such property’s Capitalized Value exceeds its GAAP book value or (ii) 24 months following substantial completion of construction of the improvements related to such development (excluding tenant improvements), and shall thereafter be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value. For the avoidance of doubt, an individual parcel of Property can be the site of both one or more Stabilized Properties and Development Properties.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Parent or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, in whole or in part, on or prior to the date that is 91 days after the latest Maturity Date in effect hereunder (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Effective

Date, the Effective Date); provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty” or “condemnation event” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement is subject to the prior or concurrent repayment in full of all the Loans and all other Loan Document Obligations (other than contingent or indemnification obligations not then due) that are accrued and payable, the cancellation, expiration or cash collateralization of all Letters of Credit and the termination or expiration of the Commitments, (ii) an Equity Interest in any Joint Venture that would not constitute a Disqualified Equity Interest but for terms thereof providing for any purchase option, put, call or similar right of a Person with respect to such Equity Interests shall not constitute a Disqualified Equity Interest and (iii) an Equity Interest in any Person that is issued to any director or employee, or to any plan for the benefit of directors or employees or by any such plan to such directors or employees, shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, with respect to a Person for any period (without duplication), the Consolidated Net Income of such Person and its consolidated subsidiaries, plus the sum of (i) interest expense, income tax expense, depreciation and amortization expense (including amortization of deferred financing costs and the early write-off of financing costs), as reported by such Person and its subsidiaries on a consolidated basis in accordance with GAAP, and (ii) all other non-cash charges and expenses (including any charges or expenses associated with asset retirement obligations under GAAP) minus all cash payments made during such period on account of non-cash charges or expenses added to Consolidated Net Income pursuant to this clause (ii) in a prior period. EBITDA shall exclude (u) extraordinary gains and losses, (v) any expenses or charges (other than depreciation or amortization expense) related to any contemplated offering of Equity Interests of the Parent or the Borrower, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof), whether or not successful, including all fees, expenses and charges related to (i) the Transactions or (ii) any amendment or other modification of this Agreement or the Senior Notes Documents, (w) all fees, expenses and charges related to the IPO, (x) gains (and losses) on the sale of assets outside the ordinary course of business and gains (and losses) from debt extinguishment (including call premium, tender premium and other similar expenses), (y) other non-recurring charges, expenses or losses in an amount not to exceed in any four fiscal quarter period 15% of EBITDA (or, for purposes of the calculation of the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, 15% of the product of EBITDA for the most recently completed fiscal quarter multiplied by four) determined without giving effect to the exclusion of such other non-recurring charges, expenses and losses in this clause (y) for such period, and (z) other non-cash gains and shall not be reduced by distributions to minority owners. In addition, EBITDA will exclude the impact of all currency translation gains or losses related to non-operating currency transactions (including any net loss or gain resulting from Hedging Agreements).

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Parent, the Borrower, any other Subsidiary or any other Affiliate of the Parent.

“Environmental Laws” means (a) solely with respect to Sections 3.06(b)(ii) and (iii), the common law and (b) in all cases, all applicable rules, regulations, codes, ordinances, judgments, orders, decrees and other laws issued, promulgated or entered into by any Governmental Authority, in each case relating to the protection of the environment, to preservation or reclamation of natural resources or, to the extent concerned with the exposure to hazardous or toxic materials, human health.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (e) the receipt by the Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means each letter of credit previously issued for the account of, or for the benefit of, the Parent, the Borrower or any other Subsidiary (or the Data Center Predecessor) that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01.

“Existing Revolving Borrowings” has the meaning set forth in Section 2.20(f).

“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and such Lender’s LC Exposure and Swingline Exposure at such time.

“Extending Lender” has the meaning set forth in Section 2.21(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Parent, the Borrower, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Extension Offer” has the meaning set forth in Section 2.21(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.21, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans and/or (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments.

“Extension Request Class” has the meaning set forth in Section 2.21(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated November 20, 2012, among the Parent, the Borrower, Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc.

“Finance Corp.” mean CyrusOne Finance Corp., a Maryland corporation and a wholly-owned Subsidiary of the Borrower.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is to be a party, the issuance of the Senior Notes and the use of the proceeds thereof.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Formation Transactions” means the organization and formation of the Parent, the organization and formation of the Borrower and the other Subsidiaries, the related transfer of the operations and assets of the Data Center Predecessor to the Borrower and the other Subsidiaries and the entry into various transfer, transitional service and other agreements in connection therewith.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funds from Operations” means, for any period, an amount equal to Consolidated Net Income of the Parent and its consolidated Subsidiaries for such period minus gains and losses from sales of Property during such period, plus, to the extent deducted in calculating Consolidated Net Income, depreciation and amortization for such period. To the extent not inconsistent with the foregoing, Funds from Operations shall be reported in accordance with NAREIT policies.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the provisions of Section 1.04.

“General Partner” means CyrusOne GP, a Maryland statutory trust and sole general partner of the Borrower.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Gross Asset Value” means, at any date of determination and on a consolidated basis for the Parent and its consolidated Subsidiaries, the sum of (without duplication with respect to any Property): (i) the Capitalized Value of any Property owned or leased by the Parent or such Subsidiaries which is a Stabilized Property; plus (ii) the book value determined in accordance with GAAP of all Development Properties and Construction in Process with respect to Property owned or leased by the Parent or such Subsidiaries as of such date; plus (iii) the aggregate amount of all Unrestricted cash and Permitted Investments of the Parent and such Subsidiaries as of such date determined in accordance with GAAP; plus (iv) the book value determined in accordance with GAAP of Land Assets and all property held for future development of the Parent and such Subsidiaries as of such date. In the case of any determination of Capitalized Value, Capitalized Value and Net Operating Income as used therein will be calculated on a pro forma basis to account for Material Acquisitions and Material Dispositions of any Stabilized Property consummated during the fiscal quarter most recently ended prior to a date of determination as if the same had occurred on the first day of such fiscal quarter. All income, expense and value associated with a Property included in Gross Asset Value disposed of during the fiscal quarter most recently ended prior to a date of determination will be excluded from the calculation of Gross Asset Value.

“Gross Asset Value Ratio” means, as of any measurement date, the ratio of Consolidated Indebtedness to Gross Asset Value as of such date.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation or (e) any Lien on any assets of such guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the maximum monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the reasonably anticipated maximum liability, in each case, as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the Borrower)).

“Hazardous Materials” means petroleum or petroleum distillates, friable asbestos, polychlorinated biphenyls and all other substances or wastes that in relevant form and concentration are defined or identified as hazardous or toxic or are regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments in connection with services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Hedging Agreement.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Parent, the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.

“Incremental Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Exposure under such Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable and trade payables incurred in the ordinary course of business, (ii) deferred compensation payable to directors, officers or employees of the Parent, the Borrower or any other Subsidiary and (iii) any purchase price adjustment, earnout, holdback or deferred payment of a similar nature incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment, earnout, holdback or deferred payment obligation is, or becomes, reasonably determinable and would be reflected on a balance sheet in accordance with GAAP), (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (f) the aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Guarantees by such Person of Indebtedness of others and (i) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Intercompany Refinancing” means the repayment, with proceeds of the Senior Notes and other funds available to the Borrower and the Parent of intercompany indebtedness in the approximate amount of $480,000,000 owed by the Parent and the Subsidiaries to CBI and certain of its subsidiaries.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Interest Expense” means, for any period with respect to the Parent and its consolidated Subsidiaries, without duplication, interest expense in respect of Indebtedness for such period of the Parent and such Subsidiaries determined in accordance with GAAP, excluding non-cash interest expense (including amortization of debt and financing fees), but including capitalized interest not funded under a construction loan, together with the interest portion of payments actually payable on capitalized leases for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by each Lender participating therein, nine or twelve months or a period shorter than one month thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any investment by such Person, whether by means of (a) the purchase or other acquisition of, or of a beneficial interest in, Equity Interests or debt or other securities of another Person (other than all of the outstanding Equity Interests in a special purpose vehicle or other similar entity formed solely for the purpose of holding one or more Properties and not conducting, including through such Properties, ongoing business operations), (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the property and assets or business of another Person, (ii) assets constituting all or substantially all of a business unit, line of business, product line or division of such Person or (iii) an operating Data Center Property. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing a payment or prepayment of in respect of principal of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by the Borrower) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), minus the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“IP Security Agreements” has the meaning set forth in the Collateral Agreement.

“IPO” means the consummation of the sale of common Equity Interests of the Parent pursuant to the initial underwritten public offering thereof under an effective registration statement on Form S-11 filed with the SEC pursuant to the Securities Act.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Deutsche Bank Trust Company Americas, (b) solely in respect of any Existing Letter of Credit, the Lender that is the issuer thereof, and (c) each additional Lender that shall at any time have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Joint Venture” means a Person other than a Subsidiary in which the Parent and the Subsidiaries hold Equity Interests representing more than 20.0% of the value of all outstanding Equity Interests of such Person.

“Land Assets” means real property owned by the Parent or any of the Subsidiaries with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) and construction of infrastructure has not yet commenced.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit remaining available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Leased Rate” means, with respect to any Property at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Property actually leased by tenants to (b) the aggregate Net Rentable Area of such Property.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Existing Letter of Credit, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Extension Agreements, the Collateral Agreement, the other Security Documents, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Parties” means the Parent, the Borrower and each other Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary, (b) assets comprising all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) any Person or (c) an operating Data Center Property; provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout, holdback or similar payments) and all other consideration payable in connection therewith) exceeds $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent, the Borrower and the other Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents or (c) the material rights of or remedies available to the Lenders under the Loan Documents, taken as a whole.

“Material Disposition” means any sale, transfer or other disposition of (a) all or substantially all of the issued and outstanding Equity Interests in any Person that are owned by the Parent, the Borrower or any other Subsidiary, (b) assets comprising all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) the Parent, the Borrower or any other Subsidiary or (c) one or more Properties owned or leased by the Parent, the Borrower or any other Subsidiary (in a single transaction); provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout, holdback or similar payments) and all other consideration payable in connection therewith) exceeds $50,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Parent, the Borrower and the other Subsidiaries in an aggregate principal amount of $25,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent, the Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent, the Borrower or such other Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means the Borrower, the General Partner and each other Subsidiary (a) the consolidated total assets of which equal 5.0% or more of the consolidated total assets of the Parent or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Parent, in each case as of the end of or for the most recent fiscal year of the Parent for which financial statements have been delivered pursuant to Section 5.01(a) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of Data Center Predecessor for the financial statements of the Data Center Predecessor most recently delivered prior to the date of this Agreement); provided that if at the end of or for any such most recent fiscal year the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10.0% of the consolidated total assets of the Parent or 10.0% of the consolidated revenues of the Parent, then (x) one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be “Material Subsidiaries” in descending order based on the amounts of their consolidated total assets or consolidated revenues, as the case may be, until such excess shall have been eliminated (it being understood that the Borrower may, subject to observing the foregoing descending order, designate by written notice to the Administrative Agent the Subsidiaries that will become Material Subsidiaries to comply with such 10.0% limitation) and (y) the Borrower shall cause to be taken with respect to such Material Subsidiary all actions required by Section 5.03(a) as if such Material Subsidiary were formed as of the date of such designation.

“Maturity Date” means the date that is the fifth anniversary of the Effective Date; provided that, after the effectiveness of an Extension Permitted Amendment providing for a new Class of extended Commitments and Loans, the “Maturity Date” with respect to such Class of Commitments and Loans shall be as provided in such Extension Permitted Amendment.

“Minimum Extension Condition” has the meaning set forth in Section 2.21(a).

“MNPI” means material information concerning the Parent, the Borrower and the other Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means (a) each parcel of real property owned in fee by a Loan Party, and the improvements thereto, that (together with such improvements) has a book or fair market value (as reasonably determined in good faith by a Responsible Officer of the Borrower) of $10,000,000 or more and (b) each leasehold interest in real property held by a Loan Party, if such leasehold interest generates annualized rent of $15,000,000 or more (as reasonably determined in good faith by a Responsible Officer of the Borrower); provided that any such parcel or leasehold interest shall be excluded from the definition of “Mortgaged Property” if the Borrower is unable, after the use of commercially reasonable efforts, to obtain a required consent of any customer or, in the case of leasehold interests, the landlord, to the mortgage thereof (it being understood and agreed that (1) the use of commercially reasonable efforts shall not require any economic or other material concessions to landlords or customers and (2) to the extent reasonably requested by the Borrower in connection with the foregoing, the Administrative Agent, on behalf of itself and the other Secured Parties, shall enter into an SNDA relating to any mortgaged property (whether fee owned or leasehold interest) which is leased by the Borrower to customers; provided that the Administrative Agent may in its sole discretion elect in any given case not to enter into an SNDA, in which case such property shall not constitute a “Mortgaged Property”).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that has been maintained, sponsored or contributed to by Parent or any ERISA Affiliate within the past five years.

“NAREIT” means the National Association of Real Estate Investment Trusts and any successor thereto.

“Net Operating Income” means, for any Property and for any period, an amount equal (but not less than zero) to the sum of (a) the rents, common area reimbursements, actual cost recoveries and other revenue for such Property determined in accordance with GAAP for such period received in the ordinary course of business from tenants in occupancy minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Property for such period determined in accordance with GAAP, including taxes, assessments and other governmental charges, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses. Net Operating Income shall exclude (i) all losses and expenses to the extent covered by third-party insurance that has actually been reimbursed or otherwise paid in the applicable period or that the Parent reasonably determines will be reimbursed or paid by the applicable insurance carrier and so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor and (ii) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any Property.

“Net Proceeds” means, with respect to a Prepayment Event, (a) the insurance, condemnation or similar proceeds received in cash (which term, for purposes of this definition, shall include cash equivalents) in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Parent and the Subsidiaries to Persons that are not Affiliates of the Parent or any Subsidiary, (ii) the amount of all payments required to be made by the Parent and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such assets and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) by the Parent and the Subsidiaries, and the amount of any reserves established by the Parent and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout obligations) in connection with such Prepayment Event (as determined in good faith by the Borrower).

“Net Rentable Area” means, with respect to any Property, net rentable square feet available for lease as colocation or other space to colocation tenants determined in accordance with the Rent Roll for such Property, the manner of such determination to be reasonably consistent for all Property of the same type unless otherwise determined to be necessary in the good faith judgment of a Financial Officer of the Borrower.

“Non-Defaulting Lender” means, at any time, any Lender that is not a Defaulting Lender at such time.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Parent” means CyrusOne Inc., a Maryland corporation.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“Partnership Agreement” means, prior to the IPO, the Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of November 20, 2012 and, from and after the IPO, the agreement of limited partnership of the Borrower to become effective in connection with the IPO substantially in the form of the draft provided to the Administrative Agent prior to the Effective Date (with such changes as shall be reasonably acceptable to the Administrative Agent).

“Pass-Through Foreign Holdco” means any (a) Domestic Subsidiary or (b) non-U.S. Subsidiary that is treated as a “disregarded entity” for federal income tax purposes, in each case the sole assets of which are Equity Interests in one or more CFCs or Pass-Through Foreign Holdcos.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition by the Borrower or any other Subsidiary (including by way of merger or other consolidation), of a majority of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person (other than all the outstanding Equity Interests in a special purpose vehicle or other similar entity formed solely for the purpose of holding one or more Properties and not conducting, including through such Properties, any business operations) or of an operating Data Center Property if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person shall be or become a Subsidiary of the Borrower and such Subsidiary and each subsidiary of such Person, to the extent required by the Collateral and Guarantee Requirement and within the time period set forth in Section 5.03, shall become a Subsidiary Loan Party, or (b) in the case of any purchase or other acquisition of other assets, such assets will be owned by the Borrower or a Subsidiary and, to the extent required by the Collateral and Guarantee Requirement, shall become Collateral; provided that (i) all transactions related thereto are consummated in all material respects in accordance with applicable law, (ii) the business of such Person, or such assets, as the case may be, constitute a business that complies with Section 6.03(b), (iii) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements of the definition of the term “Collateral and Guarantee Requirement” shall have been taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made), (iv) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing or would result therefrom, (v) after giving effect to such purchase or other acquisition, and any related incurrence of Indebtedness, on a pro forma basis in accordance with Section 1.04(b), the Parent and the Borrower shall be in compliance with the covenants set forth in Sections 6.12, 6.13 and 6.14 (calculated as of the last day of, or for, the period of four consecutive fiscal quarters of the Borrower then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the last day of, or for, the period of four consecutive fiscal quarters of the Data Center Predecessor most recently ended prior to the Effective Date)), (vi) the portion of the aggregate consideration paid in respect of all such purchases or other acquisitions allocable to Persons that are not Loan Parties or do not become Loan Parties following the consummation of such purchase or acquisition (including the applicable portion of Indebtedness assumed in connection therewith, the applicable portion of obligations in respect of deferred purchase price (including the applicable portion of obligations under any purchase price adjustment but excluding earnout, holdback or similar payments)) shall not exceed $50,000,000, in the aggregate, and (vii) if such purchase or other acquisition is a Material Acquisition, the Borrower shall have delivered to the Administrative Agent on or prior to the date of such purchase or acquisition a certificate of a Responsible Officer stating that the condition, set forth in clauses (ii), (iii), (iv), (v) and (vi) of this proviso will be satisfied in connection therewith.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings;

(b) landlords’ carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings;

(c) Liens incurred or pledges and deposits made (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security laws and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;

(f) encumbrances shown as exceptions to the title insurance policies insuring the Mortgages, easements, zoning restrictions, rights-of-way, restrictions and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not, in the aggregate, materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens that are contractual rights of set-off; and

(l) Liens, leases and grants of indefeasible rights of use, rights of use and similar rights in respect dark fiber capacity of the Borrower and its Subsidiaries in the ordinary course of business;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Holder” means CBI and any Affiliate of CBI Controlled by CBI.

“Permitted Investments” means:

(a) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(b) investments in commercial paper, maturing not more than 90 days after the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Parent) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(c) investments in time deposit accounts and certificates of deposit maturing within 180 days of the date of acquisition thereof issued by, and any money market deposit accounts placed with, a bank or trust company which is organized under the laws of the United States of America, or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (c) above;

(e) securities with maturities of six months or less from the date of acquisition thereof issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(f) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (e) of this definition; and

(g) instruments equivalent to those referred to in clauses (a) to (f) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Foreign Subsidiary organized in such jurisdiction.

“Permitted Senior Unsecured Indebtedness” means capital markets Indebtedness of the Borrower that (a) is unsecured, (b) is not subordinated, (c) is not Guaranteed by any Subsidiary other than by Subsidiary Loan Parties on an unsecured basis, (d) does not mature or require any amortization payment and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) to be made prior to the date that is 91 days after the latest Maturity Date and (e) is issued pursuant to an indenture or other agreement or instrument containing covenants that are not more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants set forth in this Agreement as reasonably determined by the Borrower in good faith.

“Permitted Subordinated Indebtedness” means capital markets Indebtedness of the Borrower the payment of which is subordinated to the Borrower’s obligations in respect of the Loan Documents Obligations on market terms, and which Indebtedness (a) is unsecured, (b) is not Guaranteed by any Subsidiary other than by Subsidiary Loan Parties on an unsecured and subordinated basis on market terms, (c) does not mature or require any amortization payment, and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than pursuant to customary offers to repurchase upon a change of control (so long as any rights of the holders thereof upon the occurrence of a change of control shall be subject to the prior repayment in full in cash of the Loans and all other obligations hereunder and the termination of the Commitments), asset sale or casualty event and or customary acceleration rights after an event of default or other similar customary provisions) to be made prior to the date that is 91 days after the latest Maturity Date and (d) is issued pursuant to an indenture or other agreement or instrument containing covenants that are not more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants set forth in this Agreement as reasonably determined by the Borrower in good faith.

“Permitted Tax Payments” means, with respect to any year, any distributions to holders of Equity Interests of the Borrower, sufficient to provide the Parent with a distribution equal to the amount of Federal, state and local income taxes, as reasonably determined by the Borrower, that have been actually paid or are payable with respect to such year by the Parent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and is maintained or contributed to by Parent or any of its ERISA Affiliates.

“Platform” has the meaning set forth in Section 9.01(d).

“Prepayment Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Mortgaged Property resulting in aggregate Net Proceeds of $25,000,000 or more.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Deutsche Bank Trust Company Americas as its prime rate in effect at its principal office in New York City, with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Projections” has the meaning set forth in Section 3.14.

“Property” means any real property or facility (and all fixtures, improvements, appurtances and related assets thereon or therein) owned by the Parent, the Borrower or any other Subsidiary (including any Data Center Property owned by the Parent, the Borrower or any Subsidiary) or in which the Parent, the Borrower or any Subsidiary holds a leasehold interest.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness issued in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively, to “Refinance” or a “Refinancing” or “Refinanced”), such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of any such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than (and, in the case of any revolving Indebtedness shall not require mandatory commitment reductions prior to) that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (except to the extent to any such conditions existed in the terms of the Original Indebtedness); (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an asset sale or a casualty or condemnation event or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the that is date 91 days after the latest Maturity Date in effect hereunder on the date of such Refinancing, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such Refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness (unless, in the case of Original Indebtedness of a Loan Party, such Subsidiary is a Loan Party or, in the case of Original Indebtedness of a non-Loan Party, such Subsidiary is a non-Loan Party), and shall not constitute an obligation of the Parent if such Original Indebtedness was of a non-Loan Party, and, in each case, shall constitute an obligation of such Subsidiary or of the Parent only to the extent of their obligations in respect of such Original Indebtedness (or the obligations of the original obligors in respect thereof); (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent; (g) any Refinancing Indebtedness with respect to Original Indebtedness consisting of Permitted Senior Unsecured Indebtedness shall be issued pursuant to an indenture or other agreement or instrument containing covenants that are no more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants set forth in this Agreement, as reasonably determined by the Borrower in good faith; and (h) any Refinancing Indebtedness with respect to Original Indebtedness consisting of Permitted Subordinated Indebtedness shall be issued pursuant to an indenture or other agreement or instrument containing covenants that are no more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants set forth in this Agreement, as reasonably determined by the Borrower in good faith.

“Register” has the meaning set forth in Section 9.04(b).

“REIT” means any Person that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Election Date” means the first date on which the Parent elects to be taxed as a REIT.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives, advisors and controlling persons of such Person and of such Person’s Affiliates.

“Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into or upon any land, water or air or otherwise entering into the environment.

“Rent Roll” means a report setting forth its occupancy rates, lease rent, lease expiration dates and other information in a form reasonably acceptable to the Administrative Agent.

“Required Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Exposure and unused Commitments at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller, secretary or assistant secretary or general counsel of a Loan Party (or the equivalent of any of the foregoing). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in such Person, provided, however, that any such dividend, distribution or other payment made solely with Equity Interests (excluding Disqualified Equity Interests) of such Person shall not constitute a Restricted Payment.

“Resulting Revolving Borrowings” has the meaning set forth in Section 2.20(f).

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property (whether real, personal or mixed) owned by the Parent, the Borrower or any other Subsidiary whereby the Parent, the Borrower or such Subsidiary sells or transfers such property to any Person and the Parent, the Borrower or any other Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the IP Security Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.03 or 5.14 to secure the Secured Obligations.

“Senior Notes” means the 6.375% Senior Notes due 2022, in an aggregate principal amount of $525,000,000, issued by the Borrower on the Effective Date, and the Indebtedness represented thereby, including Senior Notes into which such notes may be exchanged in accordance with the provisions of the Senior Notes Documents.

“Senior Notes Documents” means the indenture under which the Senior Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any Guarantee or other right in respect thereof, in each case as the same may be amended, restated, supplemented, substituted, replaced, refinanced or otherwise modified from time to time.

“Senior Secured Net Debt” means, at any time, the sum of Consolidated Indebtedness at such time that is secured by any Lien on any asset or property of the Parent, the Borrower or the other Subsidiaries, net of Unrestricted cash and Permitted Investments of the Parent and the other Subsidiaries at such time in an amount not to exceed $50,000,000.

“Senior Secured Net Leverage Ratio” means, on any date, the ratio of (a) Senior Secured Net Debt as of such date to (b) (i) Consolidated EBITDA for the fiscal quarter of the Parent most recently ended on or prior to such date multiplied by (ii) four.

“Significant Subsidiary” means any single Subsidiary or any group of Subsidiaries taken together that, on a consolidated basis with its or their Subsidiaries, (i) had consolidated assets equal to or greater than 10% of the consolidated total assets of the Parent and the Subsidiaries as of the end of the most recent fiscal year in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (ii) had consolidated revenues equal to or greater than 10% of the consolidated revenues of the Parent and the Subsidiaries for the fiscal year most recently ended in respect of which financial statements have been delivered pursuant to Section 5.01(a). For the avoidance of doubt, it is understood and agreed that any Event of Default under paragraph (h) or (i) of Article VII will be deemed to have occurred with respect to a “Significant Subsidiary” when the event or events specified in such clause has occurred with respect to any single Subsidiary or any number of Subsidiaries that, taken together, constitute a “Significant Subsidiary” pursuant to the foregoing definition.

“SNDA” means a subordination, non-disturbance and attornment agreement in the form of Exhibit J hereto or, if revisions thereto are required or requested by a customer, such other form as is acceptable to the Administrative Agent, such customer and the Borrower (it being agreed that the Administrative Agent shall reasonably cooperate in the negotiation of any such alternative form).

“Stabilized Property” means a completed Property which contains improvements that are in operating condition and available for occupancy, with respect to which valid certificates of occupancy have been issued and are in full force and effect, and that has achieved a Leased Rate of at least 85% for a period of not less than 30 consecutive days; provided that a Development Property on which all improvements related to the development of such Property have been substantially completed (excluding tenants improvements) for at least 24 months or as to which its Capitalized Value exceeds its GAAP book value shall constitute a Stabilized Property. For the avoidance of doubt, an individual parcel of Property can be the site of one or more Stabilized Properties and one or more Development Properties. Once a project becomes a Stabilized Property, it shall remain a Stabilized Property for all purposes under this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, partnership, limited liability company, association, joint venture or other business entity of which Equity Interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement. Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Borrower.

“Supplemental Perfection Certificate” means a certificate substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Deutsche Bank Trust Companies Americas, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an off-balance sheet operating lease and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02 (but not otherwise), a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Debt” means, at any time, the sum of Consolidated Indebtedness at such time net of Unrestricted cash and Permitted Investments of the Parent and its consolidated Subsidiaries at such time in an amount not to exceed $50,000,000.

“Total Net Leverage Ratio” means, at any date, the ratio of (a) Total Net Debt at such date to (b) (i) Consolidated EBITDA for the fiscal quarter of the Parent most recently ended on or prior to such date multiplied by (ii) four.

“Transactions” means the Formation Transactions and the Financing Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unapplied Proceeds” has the meaning set forth in the definition of “Consolidated Indebtedness”.

“Unrestricted” means, when referring to cash or Permitted Investments of the Parent or any of its Subsidiaries, that such cash or Permitted Investments, (i) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent or of any such Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), and (ii) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties and other than Permitted Encumbrances of the type referred to in clauses (a), (g) and (k) of the definition thereof. Unapplied Proceeds shall not be considered to be Unrestricted as, and to the extent, contemplated by the last sentence of the definition of “Consolidated Indebtedness.”

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(f)(ii)(B)(iii).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Borrower, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Parent or any Subsidiary at “fair value”, as defined therein.

(b) All pro forma computations required to be made hereunder giving effect to the Formation Transactions and any Material Acquisition, Material Disposition, Permitted Acquisition, or other transaction (i) shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the fiscal period ending with the fiscal quarter for which such calculation is to be made (or, for purposes of such pro forma computations to determine whether a given transaction is permitted to be consummated hereunder, ending with the most recent fiscal quarter for which financial statements shall have then been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the last day of, or for, the period of four consecutive fiscal quarters of the Data Center Predecessor most recently ended prior to the Effective Date)) and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act, and (ii) in the case of any Material Acquisition or Permitted Acquisition (including pursuant to a merger or consolidation), may reflect pro forma adjustments for cost savings to the extent such cost savings have been realized or are expected in the good faith judgment of the Borrower to be realized in connection with such acquisition within 12 months following the consummation of such acquisition as a result of actions actually taken or committed to be taken during such period; provided that such adjustments shall (A) be reasonably identifiable, quantifiable and factually supportable in the good faith judgment of the Borrower, (B) be net of costs reasonably expected to be incurred to achieve any such cost savings and not duplicative of cost savings already realized and reflected in Consolidated Net Income for the relevant period, (C) not be duplicative of any amounts that are otherwise added back in computing EBITDA, whether through a pro forma adjustment or otherwise, with respect to a given period and (D) shall not exceed, when aggregated with the amount of all exclusions of non-recurring charges, expenses and losses subject to a cap in the definition of “EBITDA” in the respective period, 20% of EBITDA (determined as provided herein before giving effect to such adjustments and the exclusion of such other non-recurring charges, expenses and losses in the definition of “EBITDA”) in any four fiscal quarter period (or, for purposes of the calculation of the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, 20% of the product of EBITDA (determined as provided herein before giving effect to such adjustments and the exclusion of such other non-recurring charges, expenses and losses in the definition of “EBITDA”) for the most recently completed fiscal quarter multiplied by four). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).

SECTION 1.05. Effectuation of Transactions. All the representations and warranties of the Parent, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents made as of the Effective Date shall be deemed made, in each case, after giving effect to the Formation Transactions and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Exposure exceeding such Lender’s Commitment or the Aggregate Exposure exceeding the Aggregate Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with the relative amounts of their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding (or such greater number as may be agreed to by the Administrative Agent).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account of the Borrower to which funds are to be disbursed or, in the case of any ABR Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one-month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $30,000,000 or (ii) the Aggregate Exposure exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the location and number of the account to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to the account specified in such Borrowing Request or to the applicable Issuing Bank, as the case may be, by 5:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Parent and the Borrower deemed made pursuant to Section 4.02. Each Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that the applicable Issuing Bank shall have first received all documentation and other information required by bank regulatory authorities under applicable “know-your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, with respect to such Subsidiary. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.11(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Each Existing Letter of Credit shall be deemed, for all purposes of this Agreement (including paragraphs (d) and (f) of this Section), to be a Letter of Credit issued hereunder for the account of the Borrower. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice, substantially in the form of Exhibit K, requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the face amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be reasonably necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $50,000,000 and (ii) the Aggregate Exposure will not exceed the Aggregate Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i)(A) in the case of standby Letters of Credit, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or (B) in the case of trade Letters of Credit, the date 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is five Business Days prior to the Maturity Date; provided that any standby Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Lender, the Issuing Bank that is the issuer thereof hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Parent and the Borrower deemed made pursuant to Section 4.02, unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Required Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, such Issuing Bank shall notify the Borrower and the Administrative Agent of such LC Disbursement and of the date and amount thereof and the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on any Business Day, then 3:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice or (ii) otherwise, 3:00 p.m., New York City time, on the second Business Day immediately following the day that the Borrower receives such notice; provided that, if the amount of such LC Disbursement is $500,000 or more, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or a Swingline Loan and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 101.0% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.10(b) or 2.19. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of the Required Lenders and (ii) in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the date on which all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Exposure would not exceed the Aggregate Commitment and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.19, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Lender and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or such Letters of Credit have been backstopped, novated or cash collateralized in a manner that is in form and substance satisfactory to such Issuing Bank. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent and the Borrower (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases and any drawings that reduce the available amounts thereunder, whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower or, in the case of ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on the date of the proposed Borrowing in accordance with paragraph (a) of this Section and may (but shall not be required to), in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower or the Administrative Agent may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to, or continued as, a one-month Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if (x) an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing or (y) any other Event of Default has occurred and is continuing and, in the case of this clause (y), the Administrative Agent, at the request of the Required Lenders, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in the case of either clause (x) or (y), so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall automatically terminate on the Maturity Date.

(b) Upon delivering the notice required by Section 2.08(c), the Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Aggregate Exposures would exceed the Aggregate Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is 15 Business Days after the date on which such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) Upon prior notice in accordance with Section 2.10(d), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the Aggregate Exposure exceeds the Aggregate Commitment, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Parent, the Borrower or any other Subsidiary in respect of any Prepayment Event, the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Revolving Borrowings, if any, in an amount equal to such Net Proceeds (or, if the outstanding Revolving Borrowings are less than such Net Proceeds, the aggregate principal amount of such Revolving Borrowings); provided that, if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire, construct, improve, upgrade or repair real property assets (or buildings, structures, facilities and/or fixtures thereon) used in the business of the Borrower or the other Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person or any operating Data Center Property) permitted hereunder, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent that (i) any such Net Proceeds have not been so applied, or committed to be applied under one or more legally binding agreements, by the end of such 365-day period or (ii) any such Net Proceeds that have been so committed to be applied within such 365-day period shall not have been so applied within 180 days after the end of such 365-day period; provided further that if such Net Proceeds are received for a Prepayment Event involving Mortgaged Property owned by a Loan Party, such Net Proceeds may be applied only to acquire, construct, improve, upgrade or repair real property assets (or buildings, structures, facilities and/or fixtures thereon) of a Loan Party or, if applied in connection with a Permitted Acquisition, to acquire any Person that shall become a Loan Party or assets that will be owned by a Loan Party upon the consummation thereof.

(d) The Borrower shall notify the Administrative Agent (and, in the case of any prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.50% per annum on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Margin used to determine the interest rate applicable to Eurocurrency Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate per annum separately agreed upon between the Borrower and such Issuing Bank on the actual daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee Letter.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurocurrency Borrowing shall be treated as a request for an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender, Issuing Bank or other Recipient to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time upon request of such Lender, Issuing Bank or other Recipient, the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered. Notwithstanding the foregoing, no Lender shall be entitled to request compensation for any increased cost relating to items described in paragraph (a)(iii) of this Section 2.14 if it shall not be the general policy and practice of such Lender to seek compensation in similar circumstances under similar provisions in comparable credit facilities.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, Event of Default or otherwise), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any Eurocurrency Loan on a date specified therefor in any notice of prepayment given by the Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, excluding any losses of anticipated profits, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent manifest error, the amount requested shall be conclusive). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but not including the Applicable Margin applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market, excluding any losses of anticipated profits. A certificate of any Lender delivered to the Borrower and setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Issuing Bank. For purposes of this Section, the term “Lender” shall include any Issuing Bank.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as provided in Section 2.04 with respect to Swingline Loans, Section 2.19 and Section 2.20(f), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class, each payment of the regularly accruing commitment fees and Letter of Credit fees of a given Class, each reduction of the Commitments of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders under the applicable Class in accordance with their individual Commitments (or after the termination thereof, their individual revolving credit exposures thereunder). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time) including any payment made or deemed to be made pursuant to Section 2.20(f). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be required to), in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(b), 2.16(e), 2.17(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would reasonably be expected to eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or 2.16) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation) or (B) so long as no Default shall have occurred and be continuing, terminate the Commitments of such Lender; provided that (1) in the case of clause (A), above, (I) the Borrower shall have received the prior written consent of the Administrative Agent (and, in circumstances where its consent would be required under Section 9.04, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (II) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, the Borrower determines in good faith that such assignment will result in a reduction in such compensation or payments and (III) such assignment does not conflict with applicable law; provided further that (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from, in the case of clause (A), above, the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts) or, in the case of clause (B), above, from the Borrower, and (y) in the case of any such assignment and delegation or termination resulting from the failure to provide a consent, as a result of such assignment and delegation or termination and any contemporaneous assignments and delegations and consents or terminations, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation, and the Borrower may not terminate the Commitments of any Lender, if, prior thereto, other than as a result of a waiver or consent by such Lender, the circumstances entitling the Borrower to require such assignment and delegation or termination have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19. Defaulting Lenders. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. The Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.17(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.05(i); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to subparagraph (a)(iv) of this Section. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.11(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive participation fees under Section 2.11(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.05(i).

(C) With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation, and (y) such reallocation does not cause the aggregate Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure on account of such Defaulting Lender and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure on account of such Defaulting Lender in accordance with the procedures set forth in Section 2.05(i).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the relative amounts of their Commitments (without giving effect to subparagraph (a)(iv) of this Section), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit, to the extent that the reallocation described in Section 2.19(a)(iv) cannot be effected or cash collateral has not been provided by the Borrower in accordance with Section 2.19(a)(v).

SECTION 2.20. Incremental Facilities. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, request an increase in the Commitments pursuant to the establishment, during the Availability Period, of Incremental Revolving Commitments; provided that the aggregate amount of all the Incremental Revolving Commitments established hereunder shall not exceed $100,000,000 during the term of this Agreement. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than ten Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent, each Issuing Bank and the Swingline Lender (such approvals not to be unreasonably withheld, conditioned or delayed)).

(b) The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Commitments (as in effect immediately prior to the effectiveness of such Incremental Revolving Commitment) and Loans and other extensions of credit made thereunder; provided that, if the Borrower determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Commitments or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Borrower at its election may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Commitments.

(c) The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Parent, the Borrower, each Incremental Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Revolving Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Revolving Commitments (and giving effect to any utilization of such Incremental Revolving Commitments on such date, if any), no Default shall have occurred and be continuing, (ii) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, “Material Adverse Effect” or similar language in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) after giving effect to such Incremental Revolving Commitments (and giving effect to any utilization of such Incremental Revolving Commitments on such date, if any), and any related transaction, on a pro forma basis in accordance with Section 1.04(b), but without taking into account the proceeds of any borrowings under such Incremental Revolving Commitments (or Permitted Investments made therewith) for purposes of calculating the pro forma Senior Secured Net Debt Ratio, the Parent and the Borrower shall be in compliance with the covenants set forth in Sections 6.12, 6.13 and 6.14 (in each case, calculated as of the last day of or for the period of four consecutive fiscal quarters of the Parent then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or prior to the first such delivery of any such financial statements, as of the last day of, or for, the period of four consecutive fiscal quarters of the Data Center Predecessor most recently ended prior to the date of this Agreement)) and (iv) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, (A) certifying to such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (iii), inclusive, and (B) containing the calculations (in reasonable detail) required by the preceding clause (iii). Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d) The effectiveness of any Incremental Revolving Commitments shall also be subject to (i) the delivery, or agreement to deliver by a date following effectiveness reasonably acceptable to the Administrative Agent, by the Parent and its Subsidiaries of such reaffirmation agreements, supplements and/or amendments to the Security Documents (including, in the case of Mortgages, mortgage amendments and date-down endorsements with respect to the applicable insurance policies, in each case to the extent applicable) as are reasonably requested by the Administrative Agent, (ii) delivery to the Administrative Agent by each Loan Party of such officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable law) as the Lenders providing such Incremental Revolving Commitments shall reasonably request and (iii) such other conditions as the Borrower and the Lenders providing such Incremental Revolving Commitments shall agree.

(e) Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii) (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the Aggregate Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Exposure of the Incremental Lender holding such Commitment, and the Applicable Percentage of all the Lenders, shall automatically be adjusted to give effect thereto.

(f) On the date of effectiveness of any Incremental Revolving Commitments, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Commitments shall be deemed to be repaid, (ii) each Incremental Lender that shall have had a Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, (iii) each Incremental Lender that shall not have had a Commitment prior to the effectiveness of such Incremental Revolving Commitments shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such

Incremental Revolving Commitments, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Commitments) and (vii) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.15 if the date of the effectiveness of such Incremental Revolving Commitments occurs other than on the last day of the Interest Period relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (f).

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.20(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(f).

(h) This Section 2.20 shall supersede any provision in Section 2.17 or 9.02 to the contrary.

SECTION 2.21. Extension Offers. (a) The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendments and (ii) the date on which such Extension Permitted Amendments are requested to become effective (which shall not be less than ten Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept (it being understood and agreed that any Lender that fails to respond to an Extension Offer shall be deemed to have rejected such Extension Offer) the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made. With respect to all Extension Permitted Amendments consummated by the Borrower pursuant to this Section 2.21, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 and (ii) any Extension Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Extension Permitted Amendment, is required to be in a minimum amount of $25,000,000, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension Permitted Amendment that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Commitments of any or all applicable Classes be extended. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Commitments (and related Loans) of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Parent, the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, “Material Adverse Effect” or similar language, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Parent and the Borrower shall have delivered, or agreed to deliver by a date following the effectiveness of such Extension Permitted Amendment reasonably acceptable to the Administrative Agent, to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents (including reaffirmation agreements, supplements and/or amendments to Mortgages or other Security Documents, in each case to the extent applicable) as shall reasonably be requested by the Administrative Agent in connection therewith and (iv) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided that (i) all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the Commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to such non-extended Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Commitments shall occur on such Maturity Date if (1) any Default under clause (a), (b), (h) or (i) of Article VII exists at the time of such reallocation or (2) such reallocation would cause the revolving credit exposure of any Lender with a Commitment to exceeds its Commitment), (iii) the Availability Period and the Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable and (iv) at no time shall there be more than three Classes of Commitments hereunder, unless otherwise agreed by the Administrative Agent. If the Aggregate Exposure exceeds the Aggregate Commitment as a result of the occurrence of the Maturity Date with respect to any Class of Commitments while an extended Class of Commitments remains outstanding, the Borrower shall make such payments and provide such cash collateral as may be required by Section 2.10(b) to eliminate such excess on such Maturity Date. The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.21.

ARTICLE III

Representations and Warranties

Each of the Parent and the Borrower represents and warrants to the Lenders, as to itself and each other Subsidiary that:

SECTION 3.01. Organization; Powers. The Parent, the Borrower and each other Subsidiary (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has all power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Financing Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of each Loan Party. This Agreement has been duly executed and delivered by each of the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Financing Transactions (a) do not require any material consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, could not

reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Parent, the Borrower or any other Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under (i) the Senior Notes Documents or (ii) any other indenture or other agreement or instrument binding upon the Parent, the Borrower or any other Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Parent, the Borrower or any other Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing under this clause (ii), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any other Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change; Undisclosed Liabilities. (a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of operations and cash flows of the Data Center Predecessor as of and for the fiscal year ended December 31, 2011, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent registered public accounting firm, and (ii) the consolidated balance sheet and statements of operations and cash flows of the Data Center Predecessor as of and for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and the portion of the fiscal year ended September 30, 2012, in each case certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Data Center Predecessor as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2011, there has been no event or condition that, individually or in the aggregate, has had or would reasonably expected to have a Material Adverse Effect.

(c) As of the Effective Date, none of the Parent, the Borrower or any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent, in each case that would be required to be disclosed in financial statements prepared in accordance with GAAP (other than (i) such liabilities as are set forth in the financial statements, including the notes thereto, described in Section 3.04(a), (ii) obligations arising under this Agreement and the Senior Notes Documents and the agreements and documents listed in Schedule 6.09 and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties. (a) The Parent, the Borrower and each other Subsidiary has good title to, or valid leasehold interests in, all its property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or leasehold interest, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens permitted under Section 6.02.

(b) The Parent, the Borrower and each other Subsidiary owns, or has the right to use, all patents, patent rights, trademarks, trade names, copyrights, licenses, technology, software, know-how, database rights, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted, except to the extent any such failure to own or have the right to use, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no patents, patent rights, trademarks, trade names, copyrights, licenses, technology, software, know-how, database rights, domain names or other intellectual property used by the Parent, the Borrower or any other Subsidiary in the operation of its business infringes upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any patents, patent rights, trademarks, trade names, copyrights, licenses, technology, software, know-how, database rights, domain names or other intellectual property owned or used by the Parent, the Borrower or any other Subsidiary is pending or, to the knowledge of the Borrower, threatened against the Parent, the Borrower or any other Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Effective Date, each patent, patent right, trademark, trade name, copyright, license, technology, software, know-how, database rights, domain name or other intellectual property that, individually or in the aggregate, is material to the business of the Parent and the Subsidiaries is owned by the Parent or a Domestic Subsidiary.

(c) Schedule 3.05 sets forth the address of each real property that constitutes (or the leasehold interest in respect of which constitutes) a Mortgaged Property as of the Effective Date and the proper jurisdiction for the filing of Mortgages in respect thereof. As of the Effective Date, none of the Parent, the Borrower or any other Subsidiary (i) has received notice, or has knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is or could be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower threatened against the Parent, the Borrower or any other Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Parent, the Borrower or any other Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any liability under any Environmental Law, (iii) has received notice of any claim with respect to any liability or potential liability under Environmental Law or (iv) is undertaking any investigation, cleanup or other remedial action pursuant to Environmental Law relating to any release or disposal of Hazardous Materials at any of its owned or leased real property or at any third-party site at which it has disposed or arranged for the disposal of any Hazardous Materials.

SECTION 3.07. Compliance with Laws. The Parent, the Borrower and each other Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. None of the Parent, the Borrower or any other Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Parent, the Borrower and each other Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Parent, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA; Labor Matters. (a) No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (in each case based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, individually or in the aggregate, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan or of all underfunded Plans (as applicable) by an amount that, if required to be paid as of such date by the Borrower or its ERISA Affiliates, could reasonably be expected to result in a Material Adverse Effect.

(b) (i) As of the Effective Date, there are no strikes, lockouts or slowdowns against the Parent, the Borrower or any other Subsidiary pending or, to their knowledge, threatened, (ii) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (iii) all payments due from the Borrower or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP, except (with respect to any matter specified in clauses (i) through (iii) above, individually or in the aggregate), such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.11. Subsidiaries and Joint Ventures; Ownership by Permitted Holder; Disqualified Equity Interests. (a) Schedule 3.11A sets forth, as of the Effective Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Parent, the Borrower or any other Subsidiary in, (a) each Subsidiary and (b) each Joint Venture, and identifies, as of the Effective Date, each Designated Subsidiary and each Material Subsidiary. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11A and in the Partnership Agreement, as of the Effective Date there is no existing option, warrant, call, right, commitment or other agreement to which the Parent or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

(b) Schedule 3.11B sets forth, as of the Effective Date, (i) the percentage of each class of Equity Interests of the Parent owned by the Permitted Holder and (ii) all outstanding Disqualified Equity Interests, if any, of the Parent or any Subsidiary, including the number, date of issuance and the record holder of such Disqualified Equity Interests.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of each material policy of insurance maintained by or on behalf of the Parent, the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all material premiums due and payable in respect of such insurance policies have been paid or financed.

SECTION 3.13. Solvency. On the Effective Date, immediately after giving effect to the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Parent and the Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise of the Parent and the Subsidiaries on a consolidated basis, (b) the present fair saleable value of the assets of the Parent and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on the debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Parent and the Subsidiaries on a consolidated basis will be able to pay the debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Parent and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged, as such businesses are conducted and is proposed to be conducted as of the Effective Date. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 3.14. Disclosure. (a) None of the written reports, financial statements, certificates or other written information furnished by or on behalf of the Parent, the Borrower or any other Subsidiary to the Administrative Agent, the Arrangers or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other written information so furnished) when taken as a whole, and excluding any information of a general economic or industry nature, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any information consisting of statements, estimates, forecasts, projected financial information and other forward looking information (collectively, “Projections”), each of the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time made and at the time so furnished (it being understood that Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control and may vary from actual results and that such variances may be material).

SECTION 3.15. Collateral Matters. (a) The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person but subject to Liens permitted by Section 6.02, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.

(c) Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Effective Date).

SECTION 3.16. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of the margin stock regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.17. Anti-Terrorism Laws. (a) No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is, to its knowledge, otherwise associated with any such person in any manner violative in any material respect of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to any material limitations or prohibitions under any other OFAC regulation or executive order. The Borrower will not directly or indirectly use the proceeds of the Loans or any Letter of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

(b) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used to make any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile transmission or other electronic transmission) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of each of (i) Cravath, Swaine & Moore LLP, special New York counsel for the Parent and the Borrower, and (ii) local counsel for Parent and the Borrower as the Administrative Agent shall have reasonably requested at least 14 days prior to the Effective Date, in each case in substantially the form previously agreed to with the Administrative Agent.

(c) The Administrative Agent shall have received (a)(i) the unaudited consolidated balance sheet and related statements of operations and cash flows of the Data Center Predecessor as of and for the three and nine months ended September 30, 2012, and (ii) the pro forma consolidated balance sheets and related pro forma consolidated statements of operations of the Data Center Predecessor and the Parent as of and for the fiscal year ended December 31, 2011 and the three and nine months ended September 30, 2012, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of operations).

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the Parent, confirming compliance with the conditions set forth in (i) Section 4.02 and (ii) clause (g) of this Section 4.01.

(f) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including payment or reimbursement of all reasonable and documented out-of-pocket fees and expenses (including the reasonable fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Fee Letter or any Loan Document, in each case to the extent invoiced at least three Business Days prior to the Effective Date.

(g) The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate sentence of this Section). The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Responsible Officer of the Parent, together with all attachments contemplated thereby, as well as the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.

(h) The Administrative Agent shall have received a solvency certificate, dated the Effective Date and signed by a Financial Officer of the Parent, substantially in the form of Exhibit H hereto.

(i) The Administrative Agent shall have received evidence to its reasonable satisfaction that the Formation Transactions and the Designation shall have occurred, or shall occur substantially contemporaneously with the effectiveness of the Agreement on the Effective Date.

(j) The Senior Notes shall have been issued, or substantially contemporaneously with the initial funding of the Loans on the Effective Date shall be issued, for gross cash proceeds in an amount not less than $525,000,000, and the Intercompany Refinancing shall have been effected or arrangements reasonably satisfactory to the Administrative Agent shall be in place for the application of proceeds thereof to be applied to effect the Intercompany Refinancing.

(k) The Arrangers shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that is requested at least five Business Days prior to the Effective Date.

(l) The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.08.

Notwithstanding the foregoing, if the Parent and the Borrower shall have used commercially reasonable efforts to procure and deliver or file, but shall nevertheless be unable to deliver or file, any Mortgage or document related to intellectual property that is required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement, such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 5.15.

The Administrative Agent shall notify the Parent, the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 2012 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount thereof, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, “Material Adverse Effect” or similar language, in all respects and (ii) otherwise, in all material respects, in each case at the time of and immediately after giving effect to such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, and to the application of the proceeds therefrom, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment to increase the amount thereof, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received, in the case of a Revolving Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.04(b).

On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, the Parent and the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied and that, after giving effect to such Borrowing, or such issuance, amendment to increase the amount thereof, renewal or extension of a Letter of Credit, the Aggregate Exposure (or any component thereof) shall not exceed the maximum amount thereof (or the maximum amount of any such component) specified in Section 2.01, 2.04(a) or 2.05(b).

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document shall have been paid in full, all Letters of Credit shall have expired, been terminated or been cash collateralized (in accordance with the requirements of Section 2.05(i) as if an Event of Default then existed), backstopped by a letter of credit on terms satisfactory to the Administrative Agent and the applicable Issuing Bank, rolled into a replacement agreement or other arrangement on terms satisfactory to the Administrative Agent and the applicable Issuing Bank or otherwise made subject to arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Parent and the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) after the end of each fiscal year of the Parent, the Parent shall provide to the Administrative Agent as soon as available (but in any event within five Business Days after the date that the Annual Report on Form 10-K of the Parent for such fiscal year is required to be filed under the rules and regulations of the SEC (or, prior to the IPO, would be required to be filed if the Parent were a non-accelerated filer under such rules and regulations), giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of operations and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any such explanatory note or exception that is expressed solely with respect to, or resulting solely from (i) a maturity date in respect of any Commitments or Loans that is scheduled to occur within one year from the date of delivery of such opinion or (ii) any inability or potential inability to satisfy the covenants set forth in Sections 6.12, 6.13 and 6.14 of this Agreement on a future date or in a future period)) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis as of the end of and for such year in accordance with GAAP;

(b) after the end of each of the first three fiscal quarters of each fiscal year of the Parent shall provide to the Administrative Agent as soon as available (but in any event within five Business Days after the date that the Quarterly Report on Form 10-Q of the Parent for such fiscal quarter is required to be filed under the rules and regulations of the SEC (or, prior to the IPO, would be required to be filed if the Parent were a non-accelerated filer under such rules and regulations), giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Parent as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13 and 6.14 as of the last day of the fiscal period covered by such financial statements, (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Parent most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04) that could reasonably be expected to affect, in any material respect, the calculations of the Consolidated Fixed Charge Coverage Ratio, the Senior Secured Net Leverage Ratio, the Gross Asset Value Ratio or the Total Net Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations and (iv) in the case of financial statements delivered under clause (a) above, setting forth reasonably detailed calculations of the consolidated total assets and consolidated revenues of each Subsidiary, in each case as of the end of for the period covered by such financial statements, and certifying as to (i) which Subsidiaries are Significant Subsidiaries and (ii) which Subsidiaries are Material Subsidiaries (or have been or shall be designated as Material Subsidiaries pursuant to the definition thereof) and that none of the combined consolidated total assets and combined consolidated revenues of all Subsidiaries that do not constitute Material Subsidiaries exceeds 10.0% of the combined total assets of the Parent and its Subsidiaries or 10.0% of the combined consolidated revenues of the Parent and its Subsidiaries, respectively;

(d) within 90 days after the end of each fiscal year of the Parent, a completed Supplemental Perfection Certificate, signed by a Financial Officer of each of the Parent and the Borrower, setting forth the information required pursuant to the Supplemental Perfection Certificate or a confirmation that there have been no changes in the information set forth in the most recently delivered Perfection Certificate or Supplemental Perfection Certificate;

(e) no more than 90 days after the end of each fiscal year of the Parent, a detailed consolidated budget for the next fiscal year (including a projected consolidated balance sheet and related projected statements of operations and cash flows as of the end of and for such next fiscal year);

(f) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, (i) a Rent Roll for the Mortgaged Properties and a summary thereof in form reasonably satisfactory to the Administrative Agent as of the end of each fiscal quarter (including the fourth fiscal quarter in each fiscal year) and (ii) if requested by the Administrative Agent, a copy of each material Lease or material amendments to any material Lease entered into with respect to a Mortgaged Property during such fiscal quarter (including the fourth fiscal quarter in each fiscal year);

(g) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Parent, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (or any Lender through the Administration Agent) may reasonably request.

Information required to be delivered pursuant to clause (a) or (b) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or, if the Borrower has given written notice to the Administrative Agent of such availability, shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent (acting reasonably).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following, in each case after it obtains knowledge thereof:

(a) the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Parent, the Borrower or any other Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development (including the receipt by the Borrower of any written notice alleging that the Parent, the Borrower or any other Subsidiary has any liability under any applicable Environmental Law) that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Additional Subsidiaries. (a) If any Subsidiary is formed or acquired after the Effective Date the Parent and the Borrower will within 45 days notify the Administrative Agent thereof (or such longer period as the Administrative Agent may reasonably agree to in writing), and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(b) The Parent may, at its option, designate a wholly-owned Domestic Subsidiary as a Designated Subsidiary; provided that (i) such Subsidiary shall have delivered to the Administrative Agent a supplement to the Collateral Agreement, in the form specified therein, duly executed by such Subsidiary, (ii) the Parent shall have delivered a certificate of a Financial Officer or other executive officer of each of the Parent and the Borrower to the effect that, after giving effect to any such designation and such Subsidiary becoming a Subsidiary Loan Party hereunder, the representations and warranties set forth in this Agreement and the other Loan Documents as to such Subsidiary shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, “Material Adverse Effect” or similar language, in all respects, and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, and no Default shall have occurred and be continuing, and (iii) such Subsidiary shall have delivered to the Administrative Agent documents of the type referred to in paragraph (c) of Section 4.01.

SECTION 5.04. Information Regarding Collateral. (a) The Borrower will, not later than 30 days after the occurrence thereof, furnish to the Administrative Agent written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(b) The Borrower will furnish to the Administrative Agent prompt written notice of the acquisition by any Loan Party of, or any real property or leasehold interest otherwise becoming, a Mortgaged Property meeting the threshold requirements in clause (a) or (b) of the definition thereof (without regard to the proviso therein) after the Effective Date.

SECTION 5.05. Existence; Conduct of Business. (a) The Parent, the Borrower and each other Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, other than with respect to the Parent and the Borrower in the case of the foregoing clause (i), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05.

(b) The Parent, the Borrower and each other Subsidiary will take all actions reasonably necessary in its reasonable judgment to protect all material patents, patent rights, trademarks, trade names, copyrights, licenses, technology, software, know-how, database rights, domain names and other intellectual property necessary to the conduct of its business, including (i) protecting the secrecy and confidentiality of the material confidential information and trade secrets of the Parent, the Borrower or such other Subsidiary, (ii) taking all actions reasonably necessary in its reasonable judgment to ensure that none of the trade secrets of the Parent, the Borrower or such other Subsidiary shall fall or has fallen into the public domain and (iii) protecting the secrecy and confidentiality of the material source code of all computer software programs and applications owned or licensed by the Parent, the Borrower or such other Subsidiary, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Payment of Tax Obligations. The Parent, the Borrower and each other Subsidiary will pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Parent, the Borrower or such other Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07. Maintenance of Properties. The Parent, the Borrower and each other Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.08. Insurance (a) The Parent, the Borrower and each other Subsidiary will maintain (a) self-insurance on terms consistent with normal industry practice and/or (b) with financially sound and reputable insurance companies (as determined by the Borrower in good faith), insurance in such amounts and against such risks as are customarily maintained in accordance with normal industry practice (as determined by the Borrower in good faith and to the extent not covered by self-insurance referred to in clause (a) of this sentence). Each such policy of casualty insurance maintained by or on behalf of Loan Parties in respect of Mortgaged Property shall contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder. The Borrower shall use commercially reasonable efforts to ensure that each such policy provides for at least 60 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies (as determined by the Borrower in good faith), such flood insurance as is required under applicable law, including Regulation H of the Board of Governors.

(b) The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any Collateral having a fair market value in excess of $25,000,000 or the commencement of any action or proceeding for the taking under power of eminent domain or by condemnation or similar proceedings of any material portion of or any material interest in the Collateral.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Parent, the Borrower and each other Subsidiary will keep proper books of record and account in which full, true and correct entries that are in all material respects in accordance with GAAP (or from which consolidated financial statements for the Parent can be prepared in accordance with GAAP) and applicable law are made of all material dealings and transactions in relation to its business and activities. The Parent, the Borrower and each other Subsidiary will permit the Administrative Agent (and Lenders acting in conjunction with the Administrative Agent), and any agent designated by any of the foregoing, upon reasonable prior notice during regular business hours (in each case to the extent it is within the Parent’s, the Borrower’s or such Subsidiary’s, as applicable, control to so permit), (a) to visit and inspect its properties, (b) to examine, copy and take extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants; provided that (i) no such discussion with any such independent accountants shall be permitted unless the Borrower shall have received reasonable notice thereof and a reasonable opportunity to participate therein, (ii) unless an Event of Default shall have occurred and be continuing, such visits, inspections and discussions shall occur not more than once in any fiscal year for the Administrative Agent and all of the Lenders taken together and (iii) only one such time per calendar year shall be at the expense of the Borrower; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 5.10. Compliance with Laws. The Parent, the Borrower and each other Subsidiary will comply with all laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Compliance with Environmental Laws. (a) The Parent will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits required under Environmental Law to conduct its business or operations, except for such noncompliances as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Property now or hereafter owned, leased or operated by the Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at, to or from any such Properties in compliance with all Environmental Laws or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) If an Event of Default has occurred and is continuing, the Parent, the Borrower and each other Subsidiary will provide, upon the request of the Administrative Agent, and at the sole expense of the Parent, the Borrower and the other Subsidiaries, a Phase I environmental site assessment report concerning any Mortgaged Property, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials. If the Parent, the Borrower and the other Subsidiaries fail to provide the same within 30 days after the request was made, the Administrative Agent may order the same, and the Parent, the Borrower and the other Subsidiaries hereby grant to the Administrative Agent and the Lenders and their agents access to such Mortgaged Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at the sole expense of the Parent, the Borrower and each other Subsidiary.

SECTION 5.12. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and Swingline Loans will be used solely for working capital, capital expenditures and other general corporate purposes of the Parent, the Borrower and the other Subsidiaries, including the making of acquisitions permitted by Section 6.04 and Restricted Payments permitted by Section 6.08. Letters of Credit will be used by the Parent, the Borrower and the other Subsidiaries for general corporate purposes.

SECTION 5.13. Maintenance of REIT Status; Etc. The Parent will elect to be taxed as a REIT for its first taxable year ending after the IPO and will at all times thereafter continue to qualify for taxation as a REIT.

SECTION 5.14. Further Assurances. (a) After the Effective Date, subject to any applicable limitations set forth in the Security Documents and in the definition of the term “Collateral and Guarantee Requirement”, the Parent, the Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any applicable law, or that the Administrative Agent may reasonably request to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties.

(b) If the Administrative Agent or the Required Lenders reasonably determine that they are required by applicable law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Parent and the Borrower will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

SECTION 5.15. Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within 135 days, after the Effective Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion acting reasonably), the Parent, the Borrower and each other Loan Party will deliver all Mortgages and documents related to intellectual property that would have been required to be delivered on the Effective Date but for the penultimate sentence of Section 4.01, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

SECTION 5.16. Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain in effect a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the credit facilities hereunder by each of S&P and Moody’s.

ARTICLE VI

Negative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document shall have been paid in full, all Letters of Credit shall have expired, been terminated or been cash collateralized (in accordance with the requirements of

Section 2.05(i) as if an Event of Default then existed), backstopped by a letter of credit on terms satisfactory to the Administrative Agent and the applicable Issuing Bank, rolled into a replacement agreement or other arrangement on terms satisfactory to the Administrative Agent and the applicable Issuing Bank or otherwise entered made subject to arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank and all LC Disbursements shall have been reimbursed, each of the Parent and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) None of the Parent, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Senior Notes and Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed at any time outstanding the sum of $525,000,000 plus the aggregate principal amount of such Refinancing Indebtedness actually incurred in reliance on the exception in clause (a) of the first proviso appearing in the definition of “Refinancing Indebtedness” (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Notes (or any Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth above and in the definition of the term “Refinancing Indebtedness”, be deemed to be Refinancing Indebtedness in respect of the Senior Notes (or such Refinancing Indebtedness), and shall be permitted to be incurred and be in existence, notwithstanding that the proceeds of such Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Notes (or such Refinancing Indebtedness) immediately upon the incurrence thereof, if (A) the Borrower has delivered an irrevocable notice of redemption to the holders of the Senior Notes (or such Refinancing Indebtedness) pursuant to the terms thereof, (B) the proceeds of such Refinancing Indebtedness are applied to make such redemption no later than 61 days following the date of the incurrence thereof; and (C) if required by the indenture or other agreement or instrument governing the Senior Notes (or such Refinancing Indebtedness) as a result of such notice, net cash proceeds in an amount equal to the aggregate principal amount of the Indebtedness being Refinanced (or in such other amount as required) have been deposited or escrowed with, or otherwise made to subject to the dominion of, the trustee, agent or other representative of the obligees under such Indebtedness being Refinanced.

(iii) Indebtedness existing on the Effective Date or incurred in connection with the Formation Transactions and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of any Subsidiary to the Parent, the Borrower or any other Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Borrower or any other Subsidiary, (B) any such Indebtedness owing by any Loan Party to any Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent (and which shall include, without limitation, a prohibition on payments of or in respect of such Indebtedness upon the occurrence of an Event of Default under Sections 7.01(a), (b), (h) or (i), or upon the occurrence of any other Event of Default with respect to which the Administrative Agent has notified the applicable Loan Party that such payments shall be prohibited), (C) any such Indebtedness owing to any Loan Party shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, to the extent required thereby, and (D) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;

(v) Guarantees incurred in compliance with Section 6.04;

(vi) (x) Indebtedness of the Borrower or any other Subsidiary (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not materially exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets and (y) Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of all Indebtedness permitted by the foregoing provisions of this clause (vi), taken together with the aggregate principal amount of all Indebtedness permitted by clause (viii) of this Section 6.01, shall not exceed at any time outstanding the sum of $150,000,000 plus the aggregate principal amount of any such Refinancing Indebtedness actually incurred in reliance on the exception in clause (a) of the first proviso appearing in the definition of “Refinancing Indebtedness” (the “CapLease/PMSI Debt Cap”);

(vii) (x) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (B) neither the Parent nor any Subsidiary (other than such Person or the Subsidiary with which such Person is merged or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness and (y) Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of all Indebtedness permitted by the foregoing provisions of this clause (vii) shall not exceed at any time outstanding the sum of $50,000,000 plus the aggregate principal amount of such Refinancing Indebtedness actually incurred in reliance on the exception in clause (a) of the first proviso appearing in the definition of “Refinancing Indebtedness”;

(viii) Indebtedness arising under any Capital Lease Obligations or Synthetic Lease Obligations in connection with Sale/Leaseback Transactions; provided that the aggregate principal amount of all Indebtedness permitted by this clause (viii), taken together with the aggregate principal amount of all Indebtedness permitted by clause (vi) of this Section 6.01, shall not exceed at any time outstanding the CapLease/PMSI Debt Cap;

(ix) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding not in excess of $75,000,000;

(x) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and Cash Management Services or in connection with any automated clearing-house transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;

(xi) Indebtedness in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Parent or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, unemployment insurance and other social security laws and (B) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(xii) Indebtedness of the Borrower or any other Subsidiary in the form of purchase price adjustments, earn-outs or other arrangements representing acquisition consideration incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(xiii) Permitted Subordinated Indebtedness; provided that, (A) after giving effect to the incurrence thereof, the Parent and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.04(b), (B) immediately after giving effect thereto and to the use of proceeds thereof, no Event of Default shall exist or result therefrom and (C) if such Permitted Subordinated Indebtedness constitutes Material Indebtedness, the Borrower shall have delivered to the Administrative Agent on the date of the incurrence thereof a certificate of a Responsible Officer certifying the conditions set forth in preceding clauses (A) and (B) have been satisfied;

(xiv) Permitted Senior Unsecured Indebtedness; provided that, (A) after giving effect to the incurrence thereof, the Parent and the Borrower shall be in compliance with the covenants set forth in Sections 6.12 and 6.13 on a pro forma basis in accordance with Section 1.04(b), (B) immediately after giving effect thereto and to the use of proceeds thereof, no Event of Default shall exist or result therefrom and (C) if such Permitted Senior Unsecured Indebtedness constitutes Material Indebtedness, the Borrower shall have delivered to the Administrative Agent on the date of the incurrence thereof a certificate of a Responsible Officer certifying the conditions set forth in preceding clauses (A) and (B) have been satisfied;

(xv) other Indebtedness of the Loan Parties in an aggregate principal amount at any time outstanding not in excess of $50,000,000; and

(xvi) Cash Management Obligations with respect to Cash Management Services.

(b) Notwithstanding anything herein to the contrary, the Parent will not create, incur, assume or permit to exist any Indebtedness for borrowed money of the Parent except Indebtedness referred to in clause (i), (ii), (v), (xiii) and (xiv) of paragraph (a) of this Section.

SECTION 6.02. Liens. (a) None of the Parent, the Borrower or any other Subsidiary will create, incur, assume or permit to exist any Lien on or with respect to any asset now owned or hereafter acquired by it, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Parent, the Borrower or any other Subsidiary existing on the Effective Date and set forth on Schedule 6.02; provided that (A) such Lien shall not attach to any other asset of the Parent, the Borrower or any other Subsidiary other than after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds and products thereof and (B) such Lien shall secure only those obligations that it secures on the Effective Date and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01 as Refinancing Indebtedness in respect thereof;

(iv) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not attach to any other asset of the Parent, the Borrower or any other Subsidiary other than (w) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto, (x) after-acquired property that is affixed or incorporated into the property covered by such Lien, (y) after-acquired property subject to a Lien securing Indebtedness permitted under Section 6.01(a)(vii), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (z) the proceeds and products thereof and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated), and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof or, in the case of any such obligations constituting Indebtedness, that are permitted as Refinancing Indebtedness in respect thereof;

(v) Liens securing Capital Lease Obligations and Liens on fixed or capital assets acquired, constructed, repaired, replaced, expanded or improved by the Borrower or any other Subsidiary, or subject to Sale/Leaseback Transactions permitted hereunder; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(vi) or (viii) (including Capital Lease Obligations and Synthetic Lease Obligations) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not attach to any other asset of the Borrower or any other Subsidiary (other than the assets financed by such Indebtedness or subject to such Sale/Leaseback Transactions, accessions thereto and the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(vi) Liens arising in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(vii) Liens arising out of any agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.05, in each case, solely to the extent such sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such agreement;

(viii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary, (B) the Equity Interests in any Person that is not a Subsidiary or (C) the Borrower, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary, the Borrower or such other Person set forth in the organizational documents of such Subsidiary, the Borrower or such other Person or any related joint venture, shareholders’ or similar agreement; provided that, with respect to the Borrower, only if such encumbrance or restriction is set forth in the Partnership Agreement;

(ix) any Lien on assets of any Foreign Subsidiary; provided that (A) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of the Parent, the Borrower or any other Domestic Subsidiary and (B) such Lien shall secure only Indebtedness or other obligations of such Foreign Subsidiary permitted hereunder;

(x) Liens solely on any cash constituting earnest money deposits or subject to escrow arrangements or similar arrangements made by the Borrower or any other Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition, a Joint Venture Investment or other transaction permitted hereunder;

(xi) ground leases in respect of real property on which facilities owned or leased by any of the Subsidiaries are located;

(xii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(xiii) other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not in excess of $50,000,000.

(b) Notwithstanding anything herein to the contrary, the Parent will not create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Liens referred to in clauses (i), (ii), (iii) and (viii) of paragraph (a) of this Section.

SECTION 6.03. Fundamental Changes; Business Activities. (a) None of the Parent, the Borrower or any other Subsidiary will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), except that, (i) any Person that is, or will in connection with such merger or consolidation become, a REIT may merge into the Parent in a transaction permitted hereunder and in which the Parent is the surviving corporation and such merger does not result in any violation of Section 6.03(c), (ii) any Person (other than the Parent or the General Partner) may merge into the Borrower in a transaction permitted hereunder and in which the Borrower is the surviving entity, (iii) any Person (other than the Parent, the Borrower or the General Partner) may merge or consolidate with any Subsidiary (other than the Borrower and the General Partner) in a transaction permitted hereunder and in which the surviving entity is a Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party), (iv) any Subsidiary (other than the Borrower and the General Partner) may merge into or consolidate with any Person (other than the Parent, the Borrower or the General Partner) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and (v) any Subsidiary (other than the Borrower and the General Partner) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and the Borrower or a Subsidiary Loan Party receives any assets of such dissolved or liquidated Subsidiary if such dissolved or liquidated Subsidiary was a Loan Party at the time of such liquidation or dissolution; provided that any such merger or consolidation involving a Person that is not a wholly-owned Subsidiary immediately prior thereto shall not be permitted unless it is also treated as an Investment permitted under Section 6.04.

(b) None of the Parent, the Borrower or any other Subsidiary will engage to any material extent in any business other than businesses of the type conducted by the Parent, the Borrower and the other Subsidiaries on the Effective Date (after giving effect to the Formation Transactions) and businesses reasonably related thereto.

(c) Notwithstanding anything herein to the contrary, the Parent (i) will not engage in any business or activity other than the ownership of all the outstanding Equity Interests in the General Partner and Equity Interests in the Borrower and activities incidental thereto and (ii) will not own or acquire any material assets (other than Equity Interests in the General Partner and the Borrower, cash and Permitted Investments) or incur any liabilities (other than Indebtedness expressly permitted to be incurred by it under Section 6.01, liabilities imposed by law, including liabilities in respect of Taxes, and other liabilities incidental to its existence and permitted business and activities).

(d) Notwithstanding anything herein to the contrary, the Finance Corp. (i) will not engage in any significant business and (ii) will not own or acquire any material assets or incur any liabilities (other than Indebtedness permitted to be incurred by it under Section 6.01 (but only as a co-obligor or guarantor with respect to Indebtedness if the Borrower is an obligor on such Indebtedness and the net proceeds of such Indebtedness are received by a Loan Party), liabilities imposed by law (including liabilities in respect of Taxes) and other liabilities incidental to its existence and permitted business and activities).

(e) Notwithstanding anything herein to the contrary, the General Partner (i) will not engage in any business or activity other than the ownership of outstanding Equity Interests of the Borrower and activities incidental thereto (including transactions contemplated or permitted by the Partnership Agreement and the provision of administrative, legal and management services to, or on behalf of, the Borrower) and (ii) will not own or acquire any material assets (other than Equity Interests in the Borrower, cash and Permitted Investments) or incur any liabilities (other than Indebtedness expressly permitted to be incurred by it under Section 6.01, liabilities imposed by law (including liabilities in respect of Taxes) and other liabilities incidental to its existence and permitted business and activities).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. None of the Parent, the Borrower or any other Subsidiary will purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment, except:

(a) the Formation Transactions;

(b) Investments constituting Permitted Investments at the time such Investments are made;

(c) Investments (i) existing on the Effective Date in Subsidiaries, (ii) Investments existing on the Effective Date or made in connection with the Formation Transactions and set forth on Schedule 6.04 and (iii) in the case of each of clauses (i) and (ii), any modification, renewal or extension thereof, so long as the amount of each such Investment is not increased at any time above the amount of such Investment under clause (i) or (ii), as applicable, existing on the Effective Date, except pursuant to the terms of any such Investment under clause (ii) existing as of the Effective Date and set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04 and the terms of any Investment are not otherwise modified from the terms that are in effect on the Effective Date in a manner that is materially adverse to the Lenders;

(d) Investments (including pursuant to any merger or consolidation) by the Parent, the Borrower and the other Subsidiaries in their subsidiaries; provided that (i) such subsidiaries are Subsidiaries prior to such investments, (ii) any Investment in Equity Interests of a Subsidiary held by a Loan Party shall be pledged, to the extent required, in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (iii) the aggregate amount of such investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the Effective Date and permitted by clause (c) above) shall not exceed (after taking account of amounts charged to this clause (d) as provided by clauses (e) and (f) below and Section 6.05(b)) at any time outstanding the greater of (x) $150,000,000 and (y) an amount equal to 10% of the Gross Asset Value of the Parent and the Subsidiaries as derived from the consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b) hereof on or prior to the time any such Investment is made (it being understood that any Investments permitted by this clause (d) at the time made will not thereafter result in a violation of this clause (d) as a result of subsequent changes in Gross Asset Value);

(e) loans or advances made by the Parent, the Borrower or any other Subsidiary to any Subsidiary; provided that (i) the Indebtedness resulting therefrom is permitted by Section 6.01(a)(iv) and (ii) the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

(f) Guarantees by the Parent, the Borrower or any other Subsidiary of Indebtedness or other obligations of the Parent, the Borrower or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any Letter of Credit or any other letter of credit or letter of guaranty); provided that (i) a Subsidiary shall not Guarantee any Permitted Senior Unsecured Indebtedness, any Permitted Subordinated Indebtedness or the Senior Notes (or any Refinancing Indebtedness in respect of any of the foregoing) unless (A) such Subsidiary has Guaranteed the Secured Obligations pursuant to the Collateral Agreement, (B) such Guarantee of the Senior Notes, any Permitted Senior Unsecured Indebtedness and any Permitted Subordinated Indebtedness (or of Refinancing Indebtedness in respect of any of the foregoing) provides for the release and termination thereof, without action by any Person, upon any release and termination of such Guarantee of the Secured Obligations and (C) such Guarantee of such Permitted Subordinated Indebtedness is subordinated to the Loan Document Obligations on terms no less favorable to the Lenders than those of the Permitted Subordinated Indebtedness, (ii) a Subsidiary that has not Guaranteed the Secured Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness of any Loan Party and (iii) the aggregate amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (other than Guarantees of operating leases entered into in the ordinary course of business) shall be subject to the limitation set forth in clause (d) above;

(g) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Parent or the Borrower or from net proceeds from the issuance thereof, provided such Investments are made within 180 days of the date of receipt of such net proceeds;

(h) Investments received (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or (ii) upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(i) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition, or an exclusive license, of any asset in compliance with Section 6.05;

(j) Investments by the Parent, the Borrower or any other Subsidiary that result solely from the receipt by the Parent, the Borrower or such Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(k) Investments in the form of Hedging Agreements permitted under Section 6.07;

(l) payroll, travel, business entertainment and similar advances to officers, directors, employees and consultants of the Parent or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Parent or such Subsidiary for accounting purposes and that are made in the ordinary course of business;

(m) Investments consisting of extensions of trade credit in the ordinary course of business;

(n) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(o) loans or advances to officers, directors and employees of the Parent or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $2,500,000;

(p) Permitted Acquisitions;

(q) Investments in Joint Ventures, provided that the aggregate amount thereof outstanding at any time shall not exceed the greater of (x) $100,000,000 and (y) an amount equal to 5% of the Gross Asset Value of the Parent and the Subsidiaries as derived from the consolidated financial statements most recently delivered pursuant to Section 5.01(a) or (b) hereof on or prior to the time any such Investment is made (it being understood that any Investments permitted by this clause (q) at the time made will not thereafter result in a violation of this clause (q) as a result of subsequent changes in Gross Asset Value);

(r) Investments held by any Person (other than in such Person’s subsidiaries) acquired by the Borrower or a Subsidiary after the Effective Date or of any Person merged or consolidated into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Effective Date, in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; provided that this clause (r) is intended solely to grandfather such Investments as are indirectly acquired as a result of an acquisition of such Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder; and

(s) other Investments (as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time each such Investment is made); provided that, at the time each such Investment is purchased, made or otherwise acquired, the aggregate amount of all Investments made in reliance on this clause (s) and then outstanding, shall not exceed $50,000,000.

SECTION 6.05. Asset Sales. None of the Parent, the Borrower or any other Subsidiary will convey, sell, transfer, lease or sublease, or otherwise dispose of, or exclusively license outside the ordinary course of business, in one transaction or a series of related transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than issuances of (x) limited partnership interests of the Borrower, (y) Equity Interests to the Parent, the Borrower or any other Subsidiary in compliance with Section 6.04 and (z) directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a) conveyances, sales, transfers, leases, subleases or other dispositions of inventory and goods held for sale or obsolete, worn-out, used or surplus assets to the extent such assets are no longer used or useful or necessary for the operation of the Borrower’s and the Subsidiaries’ business (including allowing any registrations or any applications for registration of any immaterial intellectual property to expire, lapse or be abandoned) or of cash and Permitted Investments;

(b) leases or subleases of any real or personal property and conveyances, sales, transfers or other dispositions to customers of equipment, supplies or other assets used or consumed by customers in connection with leases or subleases of Property, in each case in the ordinary course of business;

(c) conveyances, sales, transfers, leases, subleases or other dispositions to the Borrower or any other Subsidiary; provided that any such conveyances, sales, transfers, leases, subleases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04(d) (if involving an Investment) and 6.09;

(d) conveyances, sales, transfers, leases, subleases or other dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(e) dispositions of assets subject to any casualty or condemnation proceeding (including in lieu thereof);

(f) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(g) leases or licenses constituting Liens permitted by Section 6.02, Investments permitted by Section 6.04(q) and Restricted Payments permitted by Section 6.08;

(h) dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(i) conveyances, sales, transfers, leases, subleases or other dispositions, and exclusive licenses, of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair market value of all assets sold, transferred, leased or otherwise disposed of, and of all assets exclusively licensed, in reliance on this clause shall not exceed $100,000,000 during any fiscal year of the Parent (it being understood and agreed that amounts not fully utilized in any fiscal year may be carried forward and utilized in the immediately succeeding fiscal year) and (ii) all sales, transfers, leases and other dispositions, and all exclusive licenses, made in reliance on this clause, other than sales, transfers, leases and other dispositions and exclusive licenses of assets having a fair value not in excess of $5,000,000 for any individual sale, transfer, lease and other disposition and exclusive license or $25,000,000 in the aggregate for all such sales, transfers, leases and other dispositions and exclusive licenses during the term of this Agreement, shall be made for fair market value and at least 75% Cash Consideration;

(j) any exchange of assets to the extent qualifying for like kind treatment under Section 1031 of the Code; provided that any net cash proceeds (taking into account all Taxes actually paid or payable, as reasonably determined by the Borrower, as a result of such sale) received as consideration for such assets shall be applied to permanently reduce secured Indebtedness of the Borrower or its Subsidiaries or Indebtedness of any Subsidiary that is not a Subsidiary Loan Party or applied as provided in Section 2.10(c) as if such net cash proceeds were received in respect of a Prepayment Event; and

(k) Sale/Leaseback Transactions involving Properties having an aggregate fair market value (as reasonably determined by the Borrower in respect of each such Property at the time of the consummation of such Sale/Leaseback Transactions) not in excess of $100,000,000.

Notwithstanding the foregoing, other than permitted sales and dispositions of Equity Interests in joint ventures that are Subsidiaries and dispositions to the Borrower or other Subsidiaries in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such sale, transfer or other disposition of any Equity Interests in any Subsidiary shall be permitted unless (i) such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Parent and the Subsidiaries and (ii) immediately after giving effect to such transaction, the Parent and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06. Sale/Leaseback Transactions. None of the Parent, the Borrower or any other Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05(k), (b) any Capital Lease Obligations and Synthetic Lease Obligations arising in connection therewith are permitted under Section 6.01(a)(viii), (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations and Synthetic Lease Obligations) are permitted under Section 6.02(a)(v) and (d) the net proceeds (taking into account all Taxes actually paid or payable, as reasonably determined by the Borrower, as a result of such sale) of any such Sale/Leaseback Transaction are applied to permanently reduce secured Indebtedness of the Borrower or its Subsidiaries or Indebtedness of any Subsidiary that is not a Subsidiary Loan Party or applied as provided in Section 2.10(c) as if such net proceeds were received in respect of a Prepayment Event.

SECTION 6.07. Hedging Agreements. None of the Parent, the Borrower or any other Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Parent, the Borrower or any other Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Parent, the Borrower or any other Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent, the Borrower or any other Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) None of the Parent, the Borrower or any other Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, or incur any obligation (contingent or otherwise) to do so, except that (i) the Parent may declare and pay dividends with respect to its Equity Interests and make other Restricted Payments payable solely in additional Equity Interests permitted hereunder; (ii) the General Partner or any Subsidiary of the Borrower may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Parent and the Subsidiaries); (iii) the Parent may repurchase Equity Interests upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants as part of a “cashless” exercise; (iv) the Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent, and the Borrower may make Restricted Payments to the Parent in order to enable the Parent to make such cash payments; (v) the Parent may make Restricted Payments, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Parent, the Borrower and the other Subsidiaries, in an aggregate amount not in excess of $5,000,000 in any fiscal year, and the Borrower may make Restricted Payments to the Parent in order to enable the Parent to make such Restricted Payments; provided that any amount not so used in any given fiscal year may be carried forward and used in the next succeeding fiscal year; (vi) the Borrower may declare and pay dividends with respect to its Equity Interests in an aggregate amount in respect of any period of four fiscal quarters for which financial statements have been delivered to the Lenders (or, if shorter, the period from the Effective Date to the last day of the fiscal quarter of the Parent then last ended for which financial statements have been delivered to the Lenders) not to exceed 95% of Adjusted Funds from Operations for such period and the Parent may declare and pay dividends in an aggregate amount not to exceed the amount of such dividends received by the Parent; (vii) from and after the REIT Election Date, the Borrower may declare or pay any dividend with respect to its Equity Interests or make any distribution to its equity holders to fund a dividend or distribution by the Parent (and make any corresponding distributions to the holders (other than the Parent) of limited partnership units in the Borrower based on such equity holders’ individual percentage ownership of Equity Interests in the Borrower), so long as the Parent believes in good faith that the Parent qualifies as a REIT under the Code and the declaration or payment of such dividend, in each case, by the Parent, or the making of such distribution is necessary either to maintain the Parent’s status as a REIT under the Code for any calendar year or to enable the Parent to avoid payment of any Tax for any calendar year that could be avoided by reason of a distribution by Parent to its equityholders, with such distribution by the Parent to be made as and when determined by Parent, whether during or after the end of, the relevant calendar year; (viii) the Parent and the Borrower may make Restricted Payments (A) in amounts necessary to redeem for cash Equity Interests of the Borrower that are transferred or owned in violation of the terms of the Partnership Agreement, (B) to redeem, for cash or Equity Interests in the Parent, Equity Interests of the Borrower owned by limited partners of the Borrower to the extent required by the Partnership Agreement or (C) as otherwise contemplated and required by the Partnership Agreement; (ix) Permitted Tax Payments may be made; and (x) Restricted Payments may be made out of the net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Equity Interests) or out of the proceeds of a contribution to the common equity capital of the Parent from its equityholders within 180 days following the date of such issuance or contribution, as the case may be; provided that in the case of each of clause (vi), (vii) (viii) and (x), no Default referred to in paragraphs (a), (b), (h) or (i) of Article VII and no Event of Default shall have occurred and be continuing.

(b) None of the Parent, the Borrower or any other Subsidiary will make, or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness (including Permitted Subordinated Indebtedness and Refinancing Indebtedness in respect thereof), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Subordinated Indebtedness, except:

(i) regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, and redemptions, repurchases, repayments or retirements of Subordinated Indebtedness within the one-year period prior to the maturity date thereof, in each case other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(ii) refinancings of Subordinated Indebtedness with the proceeds of Refinancing Indebtedness permitted under Section 6.01;

(iii) payments of or in respect of Subordinated Indebtedness made solely with Equity Interests in the Parent or the Borrower (other than Disqualified Equity Interests), so long an no Default exists of would result therefrom;

(iv) so long as no Default then exists or would result therefrom, other payments or distributions not in excess of $5,000,000 in any fiscal year of the Borrower; and

(v) payments of or in respect of Subordinated Indebtedness owing to the Parent or any Subsidiary not in violation of the subordination provisions required pursuant to Section 6.01(a)(iv)(B).

SECTION 6.09. Transactions with Affiliates. None of the Parent, the Borrower or any other Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions substantially as favorable to the Parent, the Borrower or such Subsidiary than those that would prevail at such time in comparable arm’s-length transactions with unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate and transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Parent or the Borrower of Equity Interests (other than Disqualified Equity Interests), and receipt by the Parent or the Borrower of capital contributions, (e) compensation, expense reimbursement and indemnification of, and other employment arrangements with, directors, officers and employees of the Parent, the Borrower or any other Subsidiary entered in the ordinary course of business, (f) loans and advances permitted under clauses (l) and (o) of Section 6.04, (g) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such amendment is not adverse, taken as a whole, to the Lenders in any material respect, (h) the consummation of the Transactions, (i) loans and guarantees among the Borrower and the Subsidiaries to the extent permitted under Article VI, and (j) any acquisition transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such acquisition.

SECTION 6.10. Restrictive Agreements. None of the Parent, the Borrower or any other Subsidiary will enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Parent, the

Borrower or any other wholly-owned Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Parent, the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Parent, the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by applicable law or by any Loan Document, (B) restrictions and conditions imposed by the Senior Notes Documents as in effect on the Effective Date or any agreement or document governing or evidencing Refinancing Indebtedness in respect of the Senior Notes permitted under clause (ii) of Section 6.01(a); provided that the restrictions and conditions contained in any such agreement or document are not less favorable to the Lenders than the restrictions and conditions imposed by the Senior Notes Documents as in effect on the Effective Date, (C) restrictions and conditions existing on the Effective Date identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), (D) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary, (E) restrictions and conditions imposed on any Subsidiary in existence at the time such Subsidiary became a Subsidiary (but shall apply to any amendment or modification expanding the scope of any such restriction or condition which makes such restrictions and conditions, taken as a whole, materially more restrictive); provided that such restrictions and conditions apply only to such Subsidiary, (F) customary provisions restricting assignments, subletting or other transfers (including the granting of any Liens) contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case entered into in the ordinary course of business; provided that such provisions apply only to the assets that are the subject of such lease, sub-lease, license, sub-license or other agreement and shall not apply to any other assets of the Parent, the Borrower or any other Subsidiary, (G) restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures and (H) restrictions and conditions imposed by any agreement or documents governing Permitted Senior Unsecured Indebtedness, Permitted Subordinated Indebtedness and Refinancing Indebtedness in respect of any of the foregoing; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by clauses (vi), (vii) or (viii) of Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business or a Property, in each case permitted under Section 6.05 and that are applicable solely pending such sale; provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business or the Property, that is to be sold and such sale is permitted hereunder, and (B) restrictions and conditions imposed by agreements relating to Indebtedness of Foreign Subsidiaries permitted under Section 6.01(a)(ix); provided that such restrictions and conditions apply only to such Foreign Subsidiaries. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.04 or 5.14 or under the Security Documents.

SECTION 6.11. Amendment of Material Documents. None of the Parent, the Borrower or any other Subsidiary will amend, modify or waive any of its rights under (a) the Senior Notes Documents (and any agreement or instrument governing or evidencing any Refinancing Indebtedness in respect thereof), (b) any agreement or instrument governing or evidencing the Permitted Subordinated Indebtedness, the Permitted Senior Unsecured Indebtedness and any Refinancing Indebtedness in respect of any of the foregoing or (c) its certificate of incorporation, bylaws or other organizational documents (other than, in connection with the IPO, the amendment and restatement of Partnership Agreement and the articles of incorporation and bylaws of the Parent, in each case to be substantially in the form of the drafts provided to the Administrative Agent prior to the Effective Date (with such changes as shall be reasonably acceptable to the Administrative Agent)), in each case to the extent such amendment, modification or waiver could reasonably be expected to be adverse in any material respect to the Lenders (it being understood and agreed that any amendment or modification of, or waiver under, (x) the Senior Notes Documents (and any agreement or instrument governing or evidencing any Refinancing Indebtedness in respect thereof) and (y) any agreement or instrument governing or evidencing any Indebtedness described in preceding clause (b) affecting the covenants set forth therein shall be deemed not to be adverse in any material respect to the Lenders so long as the Borrower reasonably determines in good faith that such covenants, as so affected, are no more restrictive (taken as a whole) with respect to the Borrower and the Subsidiaries than the covenants set forth in this Agreement).

SECTION 6.12. Senior Secured Net Leverage Ratio. The Parent will not permit the Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter ending on any date during any period below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date through December 31, 2014	2.50:1.00
January 1, 2015 and thereafter	2.00:1.00

SECTION 6.13. Consolidated Fixed Charge Coverage Ratio. The Parent will not permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters to be less than 2.00:1.00.

SECTION 6.14. Gross Asset Value Ratio. The Parent will not permit the Gross Asset Value Ratio (when expressed as a percentage) as of the last day of any fiscal quarter ending on any date during any period below to be greater than the percentage set forth below opposite such period:

Period	Percentage
Effective Date through December 31, 2014	55%
January 1, 2015 and thereafter	50%

SECTION 6.15. Fiscal Year. The Parent will not, and the Parent will not permit any other Loan Party to, (a) change its fiscal year to end on a date other than December 31 or (b) change its fiscal quarters to end on dates other than March 31, June 30, September 30 or December 31.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Subsidiary in any Loan Document or in any written report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect (or in any respect, if qualified by materiality, “Material Adverse Effect” or similar language) when made or deemed made;

(d) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.05 (with respect to the existence of the Parent or the Borrower), 5.12 or 5.13 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent or the Required Lenders to the Borrower (with a copy to the Administrative Agent in the case of any such notice from the Required Lenders);

(f) the Parent, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), after giving effect to any period of grace specified for such payment in the agreement or instrument governing such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, immediately with the giving of notice (i) to cause such Material Indebtedness to become due, (ii) to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, (iii) in the case of any Hedging Agreement, to cause the termination thereof; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of (x) the voluntary sale or transfer, if permitted hereunder, or (y) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Borrower, the General Partner or any other Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, the General Partner or any other Significant Subsidiary or for a substantial part of its assets, and, in any such case referred to in clause (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent, the Borrower, the General Partner or any other Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted by Section 6.03(a)(v)), reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent, the Borrower, the General Partner or any other Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of the Parent, the Borrower, the General Partner or any other Significant Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Article;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer), shall be rendered against the Parent, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent, the Borrower or any other Subsidiary to enforce any such judgment;

(k) one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on a material portion of the Collateral except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in the applicable Security Document or Section 9.14 or (iii) the Administrative Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument actually delivered to it under the Collateral Agreement;

(m) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;

(n) a Change in Control shall occur; or

(o) from and after the REIT Election Date, the Parent shall cease to qualify for taxation as a REIT;

then, and in every such event (other than an event with respect to the Parent or the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent and the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Loans at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent and the Borrower; and in the case of any event with respect to the Parent or the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent and the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any such provisions.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall include the Person serving as the Administrative Agent hereunder in its individual capacity, unless otherwise expressly indicated, the context otherwise requires or such Person is not extending Commitments or Loans hereunder at such time. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other express or implied obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Event or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Event, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower, any other Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Parent, the Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may (with the consent of the Borrower, such consent not to be unreasonably withheld or delayed), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Parent and the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Parent, the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, and if necessary releasing such signature page from escrow, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document except as expressly provided in the Collateral Agreement. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (y) in the circumstances contemplated by Section 9.14, or (z) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v); and

(c) to release any Subsidiary Loan Party from its obligations under the Guarantee in the circumstances contemplated by Section 9.14.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Loan Party from its obligations under the Guarantee pursuant to this Article VIII.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.13, 2.15, 2.16 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Sections 2.11 and 9.03).

Notwithstanding anything herein to the contrary, the Arrangers shall not have any duties or obligations under this Agreement or any other Loan Document but shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Parent, the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic communication, as follows:

(i) if to the Parent or the Borrower, to it at 1649 West Frankford Road Carrollton, Texas 75007, Attention of Kimberly H. Sheehy, Chief Financial Officer (Fax No. (513) 397-9900), with a copy to Cravath, Swaine & Moore, LLP, 825 Eighth Avenue New York, NY, Attention: Rob Kiessling (Fax: (212) 474-3700);

(ii) if to the Administrative Agent, to 60 Wall Street, 43rd Floor, New York, New York 10005, Attention of Anca Trifan (Fax No. (212) 797-5695);

(iii) if to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent, the Parent and the Borrower (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv) if to the Swingline Lender, to it at 60 Wall Street, 43rd Floor, New York, New York 10005, Attention of Anca Trifan (Fax No. (212) 797-5695); and

(v) if to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, the Parent or the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) The Parent and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Loan Parties, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in connection with such transmission.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise expressly provided in this Agreement or any other Loan Document, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Parent, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (it being understood that any modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for this purposes), without the written consent of each Lender directly affected thereby, (C) postpone the scheduled maturity date of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (D) except as otherwise set forth in this Agreement, change Section 2.17(b) or 2.17(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (E) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Loans or Lenders, (F) release guarantors constituting substantially all of the value of the Guarantees (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Documents (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee) and (G) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents); provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (A), (B) or (C) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall directly and adversely be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(d) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Parent and the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single primary counsel for all of the foregoing, together with an additional single local counsel in each applicable local jurisdiction for all such parties (as necessary), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution and delivery of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers, including the reasonable and documented fees, charges and disbursements of a single primary counsel for all such parties, together with an additional single local counsel in each applicable local jurisdiction for all such parties (as necessary, or, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Borrower of such conflict, of a single additional counsel in each relevant jurisdiction for all similarly affected parties), and all reasonable and documented out-of-pocket expenses (other than fees and expenses of counsel) incurred by each Lender, in each case, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses (subject to the limitation of fees and expenses of counsel described above) incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Parent and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all actual losses, claims, damages and liabilities, including the reasonable and documented fees, charges and disbursements of a single primary counsel and additional single local counsel in any relevant jurisdiction for all Indemnitees (or, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict, of a single additional counsel for all similarly affected parties), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or the issuance of Letters of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Parent, the Borrower or any other Subsidiary, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated by a third party or by the Parent, the Borrower or any other Subsidiary or any of their respective Affiliates (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Parent and the Borrower fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Exposures and unused Commitments, in each case, at the time (or most recently outstanding and in effect).

(d) No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) in the absence of willful misconduct, bad faith or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable decision). None of the Parent, the Borrower, any other Subsidiary or any other Loan Party or any Indemnitee shall have any liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, however, that nothing contained in this sentence will limit the indemnity and reimbursement obligations of the Parent and the Borrower set forth in this Section.

(e) All amounts due under this Section shall be payable within 10 Business Days after written demand therefor with a reasonably detailed summary of the amounts claimed.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.03, neither the Parent nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each

Lender (and any attempted assignment or transfer by the Parent or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower; provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default referred to in clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an Affiliate of a Lender (in each case, other than a Defaulting Lender); and

(C) the Swingline Lender and each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld, delayed or conditioned); provided that no such consent of the Borrower shall be required if an Event of Default referred to in clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section and any written consent required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt of) any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i)Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii) the first proviso to Section 9.02(b) that adversely affects such Participant or requires the approval of all the Lenders. The Parent and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f). The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment advices submitted by them (but do not supersede any other provisions of the Fee Letter (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration or otherwise) to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of the Parent or the Borrower against any of and all the obligations then due of the Parent or the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank. The rights of each

Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court; provided that (x) in the case of any Security Document, proceedings may also be brought by the Administrative Agent in the State in which the relevant Collateral is located and (y) in the case of any bankruptcy, insolvency or similar proceedings with respect to any Loan Party, actions or proceedings related to this Agreement and the other Loan Parties may be brought in such court holding such bankruptcy, insolvency or similar proceedings. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO

(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that, to the extent commercially feasible and not prohibited by applicable law or court order, the Administrative Agent, applicable Lender or Issuing Bank, as the case may be, shall notify the Borrower of any request by any regulatory authority (other than any such request in connection with an examination of the Administrative Agent, applicable Lender or Issuing Bank) for disclosure of any such non-public Information prior to disclosure of such Information, (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent such disclosure is reasonably necessary in connection with such suit, action or proceeding (provided that the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter)), (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Parent, the Borrower or any other Subsidiary and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein; (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Parent or the Borrower that, to the knowledge of the Administrative Agent or the applicable Lender, Issuing Bank or Affiliate, is not subject to contractual or fiduciary confidentiality obligations. For purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent, the Borrower or any other Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a non-confidential basis prior to disclosure by the Parent or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. A Subsidiary Loan Party (other than the Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary. Upon any sale or other transfer by any Loan Party (other than to the Parent, the Borrower or any other Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act, and each Subsidiary that becomes a Loan Party subsequent to the Effective Date agrees to provide such information from time to time to such Lender and the Administrative Agent, as applicable.

SECTION 9.16. No Fiduciary Relationship. Each of the Parent and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Parent, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, an advisory, fiduciary or agency relationship or fiduciary or other implied duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Loan Parties acknowledge and agree that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and each Loan Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Parent, the Borrower or any of their Affiliates. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender, in its capacity as such, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the transactions contemplated hereby or the process leading thereto.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Parent, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) The Parent, the Borrower and each Lender acknowledge that, if information furnished by the Parent or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Parent or the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Parent or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform designated for Private Side Lender Representatives. Each of the Parent and the Borrower agrees to clearly designate upon request of the Administrative Agent any information provided to the Administrative Agent by or on behalf of the Parent or the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Parent and the Borrower without liability or responsibility for the independent verification thereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written.

CYRUSONE INC.,

By	/s/ Kimberly H. Sheehy
Name: Kimberly H. Sheehy
Title: Chief Financial Officer & Treasurer

CYRUSONE LP

BY: CYRUSONE GP,

by	/s/ Kimberly H. Sheehy
Name: Kimberly H. Sheehy
Title: Chief Financial Officer & Treasurer

[CyrusOne LP Credit Agreement Signature Page]

DEUTSCHE BANK TRUST COMPANY AMERICAS,

by	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

by	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

[CyrusOne LP Credit Agreement Signature Page]

Amegy Bank National Association, as a Lender

by	/s/ Matthew Wyatt
Name: Matthew Wyatt
Title: Senior Vice President

[CyrusOne LP Credit Agreement Signature Page]

Bank of America, N.A., as a Lender

by	/s/ Lisa Webster
Name: Lisa Webster
Title: Director

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Barclays Bank PLC, as a Lender

by	/s/ Michael Mozer
Name: Michael Mozer
Title: Vice President

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Citibank, N.A., as a Lender

by	/s/ Elizabeth Minnella Gonzalez
Name: Elizabeth Minnella Gonzalez
Title: Vice President

[CyrusOne LP Credit Agreement Signature Page]

CoBank ACB, as a Lender

by	/s/ John Cole
Name: John Cole
Title: Vice President

[CyrusOne LP Credit Agreement Signature Page]

JPMorgan Chase Bank, N.A., as a Lender

by	/s/ Jonathan White
Name: Jonathan White
Title: Officer

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KeyBank National Association, as a Lender

by	/s/ Jason R. Weaver
Name: Jason R. Weaver
Title: Senior Vice President

[CyrusOne LP Credit Agreement Signature Page]

Morgan Stanley Bank, N.A., as a Lender

by	/s/ Kelly Chin
Name: Kelly Chin
Title: Authorized Signatory

[CyrusOne LP Credit Agreement Signature Page]

PNC Bank, National Association, as a Lender

by	/s/ C. Joseph Richardson
Name: C. Joseph Richardson
Title: Senior Vice President

[CyrusOne LP Credit Agreement Signature Page]

The Royal Bank of Scotland plc, as a Lender

by	/s/ Matthew Pennachio
Name: Matthew Pennachio
Title: Director

[CyrusOne LP Credit Agreement Signature Page]

Toronto Dominion (New York) LLC, as a Lender

by	/s/ Debbi Brito
Name: Debbi Brito
Title: Authorized Signatory

[CyrusOne LP Credit Agreement Signature Page]

UBS Loan Finance LLC, as a Lender

by	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

by	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

[CyrusOne LP Credit Agreement Signature Page]